Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of August 1, 2018

by and among

LE GP, LLC,

ENERGY TRANSFER EQUITY, L.P.,

STREAMLINE MERGER SUB, LLC,

ENERGY TRANSFER PARTNERS, L.L.C.

and

ENERGY TRANSFER PARTNERS, L.P.

i

INDEX OF DEFINED TERMS

Defined Term	Where Defined
A&C Committee	Recitals
Affiliate	Section 8.13
Agreement	Preamble
Antitrust Laws	Section 8.13
Balance Sheet Date	Section 3.5(d)
Benefit Plan	Section 8.13
Book-Entry Units	Section 2.1(f)
business day	Section 8.13
Certificate	Section 2.1(f)
Certificate of Merger	Section 1.3
Class E Unitholders	Section 8.13
Class G Unitholders	Section 8.13
Class I Unitholders	Section 8.13
Class J Unitholders	Section 8.13
Class K Unitholders	Section 8.13
Class E Units	Section 3.2(a)
Class G Units	Section 3.2(a)
Class I Units	Section 3.2(a)
Class J Units	Section 3.2(a)
Class K Units	Section 3.2(a)
Clayton Act	Section 8.13
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(j)
Commodity Derivative Instrument	Section 5.2(a)(vii)
Common Unit	Section 8.13
Common Unitholders	Section 8.13
Contract	Section 3.3(b)
Converted ETP Restricted Unit Award	Section 2.3(a)
Disguised Sale	Section 2.2(k)
DLLCA	Section 8.13
DRULPA	Section 8.13
Effective Time	Section 1.3
Environmental Law	Section 8.13
Environmental Permit	Section 8.13
ERISA	Section 8.13
ERISA Affiliates	Section 8.13
ETE	Preamble
ETE Acquisition Transaction	Section 5.2(b)(i)
ETE Benefit Plans	Section 8.13
ETE Charter Documents	Section 4.1(d)
ETE Class A Unit	Section 8.13
ETE Common Unit	Section 8.13

Defined Term	Where Defined
ETE Conflicts Committee	Recitals
ETE Disclosure Schedule	Article IV
ETE Equity Plans	Section 4.2(a)
ETE Existing Credit Facility	Section 4.1(c)
ETE Expenses	Section 7.3(d)
ETE GP	Preamble
ETE GP Agreement	Section 8.13
ETE GP Board	Recitals
ETE GP Charter Documents	Section 8.13
ETE GP Interest	Section 4.2(a)
ETE LPA Amendment	Section 1.1(c)
ETE Limited Partner	Section 8.13
ETE Material Adverse Effect	Section 4.1(a)
ETE Material Contracts	Section 4.12(a)
ETE Partnership Agreement	Section 8.13
ETE Partnership Interest	Section 8.13
ETE Permits	Section 4.8(b)
ETE Risk Management Policy	Section 8.13
ETE SEC Documents	Section 4.5(a)
ETE Special Approval	Section 8.13
ETE Subsidiary Documents	Section 4.1(d)
ETE Unaffiliated Unitholders	Section 8.13
ETE Unit Majority	Section 8.13
ETE Unitholders	Section 8.13
ETP	Preamble
ETP Adverse Recommendation Change	Section 5.3(a)
ETP Alternative Proposal	Section 8.13
ETP Benefit Plans	Section 3.11(a)
ETP Board Recommendation	Section 5.1(b)
ETP Changed Circumstance	Section 8.13
ETP Charter Documents	Section 3.1(d)
ETP Conflicts Committee	Recitals
ETP Disclosure Schedule	Article III
ETP Equity Plans	Section 8.13
ETP Existing Credit Facility	Section 5.2(a)(ii)
ETP Fairness Opinion	Section 3.16
ETP Financial Advisor	Section 3.16
ETP GP	Recitals
ETP GP Charter Documents	Section 8.13
ETP GP Interest	Section 1.1(a)(vii)
ETP Incentive Distribution Right	Section 8.13
ETP Joint Ventures	Section 8.13
ETP Limited Partner	Section 8.13
ETP Limited Partner Interest	Section 8.13
ETP LPA Amendment	Section 1.1

v

Defined Term	Where Defined
ETP Managing GP	Preamble
ETP Managing GP Agreement	Section 8.13
ETP Managing GP Board	Recitals
ETP Managing GP Charter Documents	Section 8.13
ETP Material Adverse Effect	Section 3.1(a)
ETP Material Contract	Section 3.13(a)
ETP Partnership Agreement	Section 8.13
ETP Partnership Interest	Section 8.13
ETP Permits	Section 3.8(b)
ETP Restricted Units	Section 2.3(a)
ETP Recommendation Change Notice	Section 5.3(d)(ii)
ETP Recommendation Change Notice Period	Section 5.3(d)(ii)
ETP Risk Management Policy	Section 8.13
ETP SEC Documents	Section 3.5(a)
ETP Special Approval	Section 8.13
ETP Subsidiary Documents	Section 3.1(d)
ETP Superior Proposal	Section 8.13
ETP Superior Proposal Notice	Section 5.3(d)(i)
ETP Superior Proposal Notice Period	Section 5.3(d)(i)
ETP Termination Fee	Section 7.3(a)
ETP Unaffiliated Unitholder Approval	Section 6.1(b)
ETP Unaffiliated Unitholders	Section 8.13
ETP Unitholder	Section 8.13
ETP Unitholder Approval	Section 3.3(c)
ETP Unitholders Meeting	Section 5.1(b)
Exchange Act	Section 3.4(a)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
Exchange Ratio	Section 2.1(a)
Existing ETE Indebtedness	Section 4.1(c)
FCPA	Section 3.8(c)
Federal Trade Commission Act	Section 8.13
FPA	Section 3.19
GAAP	Section 8.13
Governmental Authority	Section 8.13
Hazardous Substance	Section 8.13
HSR Act	Section 8.13
ICA	Section 3.19
Indemnified Person	Section 5.8(a)
Intended Tax Treatment	Section 2.2(k)
Knowledge	Section 8.13
Lake Charles Interests	Section 8.13
Law	Section 3.8(a)
Laws	Section 3.8(a)
Liens	Section 3.1(c)

Defined Term	Where Defined
Material Adverse Effect	Section 8.13
Maximum Amount	Section 5.8(c)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Recitals
Merger Sub Charter Documents	Section 8.13
Multiemployer Plan	Section 8.13
NGA	Section 3.19
NGPA	Section 3.19
Non-Competition Agreement	Section 5.2(a)(vii)
NYSE	Section 8.13
Outside Date	Section 7.1(b)(i)
Outstanding Units	Section 8.13
Parties	Section 8.13
PBGC	Section 3.11(d)
Permit	Section 8.13
Person	Section 8.13
Pre-Closing Contributed Interests	Section 4.2(e)
Pre-Closing Transactions	Section 1.1(a)
Preferred Unitholders	Section 8.13
Proceeding	Section 5.8(a)
Proxy Statement	Section 3.4
PUHCA	Section 3.19
Registration Statement	Section 3.9
Representatives	Section 8.13
Restraints	Section 6.1(d)
rights-of-way	Section 3.14(b)
Sarbanes-Oxley Act	Section 3.5(a)
SEC	Section 8.13
Section 707 Consideration	Section 2.2(k)
Securities Act	Section 3.1(c)
Series A Preferred Units	Section 3.2(a)
Series B Preferred Units	Section 3.2(a)
Series C Preferred Units	Section 3.2(a)
Series D Preferred Units	Section 3.2(a)
Sherman Act	Section 8.13
Subsidiary	Section 8.13
SUN	Section 8.13
SUN Common Units	Section 8.13
SUN GP Interests	Section 8.13
SUN Incentive Distribution Rights	Section 8.13
SUN Partnership Agreement	Section 8.13
Surviving Entity	Section 1.1(b)
Tax	Section 8.13
Tax Return	Section 8.13

Defined Term	Where Defined
Taxes	Section 8.13
Treasury Regulations	Section 8.13
Unit Majority	Section 8.13
USAC	Section 8.13
USAC Common Units	Section 8.13
USAC GP Interests	Section 8.13
Willful Breach	Section 8.13

Exhibit A	Form of ETP LPA Amendment

Exhibit B	Form of ETE LPA Amendment

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 1, 2018 (this “Agreement”), is by and among LE GP, LLC, a Delaware limited liability company and the general partner of ETE (“ETE GP”), Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), Streamline Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of ETE (“Merger Sub”), Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), and Energy Transfer Partners, L.L.C., a Delaware limited liability company and the general partner of ETP GP (as defined herein) (“ETP Managing GP”).

W I T N E S E T H:

WHEREAS, the Conflicts Committee (“ETE Conflicts Committee”) of the Board of Directors (the “ETE GP Board”) of ETE GP, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to ETE, and in the best interests of ETE and the ETE Unaffiliated Unitholders (as defined herein), (b) approved this Agreement and the transactions contemplated hereby, including the Merger (as defined herein) and the issuance of the Merger Consideration (as defined herein) (the foregoing constituting ETE Special Approval (as defined herein)), and (c) resolved to recommend to the ETE GP Board the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of the Merger Consideration;

WHEREAS, the Audit and Conflicts Committee of the ETE GP Board (“A&C Committee”), by unanimous vote, in good faith (a) approved this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Merger Consideration and (b) resolved to recommend to the ETE GP Board the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of the Merger Consideration;

WHEREAS, upon the receipt of such approvals and recommendations of the ETE Conflicts Committee and the A&C Committee, at a meeting duly called and held, the ETE GP Board approved this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Merger Consideration;

WHEREAS, the Conflicts Committee (the “ETP Conflicts Committee”) of the Board of Directors (the “ETP Managing GP Board”) of ETP Managing GP, the general partner of Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETP (“ETP GP”), by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are advisable and fair and reasonable to ETP, and in the best interests of ETP and the ETP Unaffiliated Unitholders (as defined herein), (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting ETP Special Approval (as defined herein)) and (c) recommended to the ETP Managing GP Board the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, upon the receipt of such approval and recommendation of the ETP Conflicts Committee, at a meeting duly called and held, the ETP Managing GP Board (a) approved this Agreement and the transactions contemplated hereby, including the Merger, (b) directed that this Agreement be submitted to a vote of the ETP Limited Partners, and (c) resolved to recommend adoption of this Agreement by the ETP Limited Partners;

WHEREAS, ETE, in its capacity as sole member of ETP Managing GP, has approved and consented to this Agreement and the transactions contemplated hereby, including the Pre-Closing Transactions;

WHEREAS, the parties intend that Merger Sub be merged with and into ETP (the “Merger”), with ETP surviving the Merger as a subsidiary of ETE;

WHEREAS, ETE, in its capacity as sole member of Merger Sub, has approved this Agreement and the transactions contemplated hereby, including the Merger,

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 Pre-Closing Transaction; Merger and Additional Transactions.

(a) Subject to the conditions set forth in Article VI being satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), ETE, ETP Managing GP and ETP shall, and shall cause their respective Affiliates to, cause the following transactions (collectively, the “Pre-Closing Transactions”) to occur immediately prior to the Effective Time, with such Pre-Closing Transactions to take effect in the order set forth below:

(i) ETE shall contribute 2,263,158 SUN Common Units to ETP in exchange for 2,874,275 Common Units;

(ii) ETP Managing GP shall contribute 100% of the SUN GP Interests to ETP in exchange for 42,812,389 Common Units;

(iii) ETP Managing GP shall contribute 12,466,912 USAC Common Units and 100% of the USAC GP Interests to ETP in exchange for 16,134,903 Common Units;

(iv) ETE shall contribute the Lake Charles Interests to ETP in exchange for 37,557,815 Common Units;

(v) ETE and ETP Managing GP shall cause the conversion of the ETP Incentive Distribution Rights into, or cause ETP to purchase the ETP Incentive Distribution Rights in exchange for, 1,168,205,710 Common Units;

(vi) ETE and ETP Managing GP shall cause the cancellation of the Class I Units and Class J Units;

(vii) ETP Managing GP shall cause the conversion of the approximate 0.33% economic general partner interest in ETP to a non-economic general partner interest in ETP (such interest, prior to and after the conversion, the “ETP GP Interest”) and cause ETP to issue to ETP GP 18,448,341 Common Units; and

(viii) in connection with the actions contemplated in Sections 1.1(a)(v), (vi) and (vii), the ETP Partnership Agreement shall be amended pursuant to an amendment in substantially the form attached hereto as Exhibit A (the “ETP LPA Amendment”).

(b) Following the completion of the Pre-Closing Transactions, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and DLLCA, at the Effective Time, Merger Sub shall be merged with and into ETP, the separate limited liability company existence of Merger Sub will cease, and ETP will continue its existence as a limited partnership under Delaware law as the surviving entity in the Merger (the “Surviving Entity”).

(c) Concurrently with the Closing, (i) ETE GP shall enter into an amendment to the ETE Partnership Agreement, substantially in the form attached hereto as Exhibit B (the “ETE LPA Amendment”), to establish the ETE Class A Units and (ii) ETE shall issue to ETE GP the ETE Class A Units as contemplated and set forth in the ETE LPA Amendment.

Section 1.2 Closing. Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas at 9:00 A.M., Eastern Time, on the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as ETE and ETP shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, ETP shall cause a certificate of merger, executed in accordance with the relevant provisions of the DRULPA and DLLCA and in such form as necessary to effect the Merger and to reflect a change in the name of the Surviving Entity to “Energy Transfer Operating, L.P.” (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by ETE and ETP in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DRULPA and DLLCA.

Section 1.5 Organizational Documents of the Surviving Entity.

(a) At the Effective Time, the certificate of limited partnership of ETP as in effect immediately prior to the Effective Time and as amended by the Certificate of Merger shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.8.

(b) At the Effective Time, the ETP Partnership Agreement, as amended by the ETP LPA Amendment and as in effect immediately prior to the Effective Time, shall remain unchanged and shall be the agreement of limited partnership of ETP from and after the Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.8.

ARTICLE II

EFFECT ON UNITS

Section 2.1 Effect of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of ETE, ETP or Merger Sub or the holder of any securities of ETE, ETP or Merger Sub:

(a) Conversion of Common Units. Subject to Section 2.2(c), Section 2.2(h), Section 2.3(a), and Section 2.4, each Common Unit issued and outstanding as of immediately prior to the Effective Time (other than any Common Units owned by ETE or any Subsidiary of ETE) shall be converted into the right to receive 1.28 (the “Exchange Ratio”) ETE Common Units (the “Merger Consideration”).

(b) Common Units Owned by ETE and its Subsidiaries. The Common Units owned by ETE and its Subsidiaries and issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, Common Units issued to ETE or any of its Subsidiaries in connection with the Pre-Closing Transactions) shall be unchanged and remain outstanding.

(c) Class E Units; Class G Units; Class K Units and Preferred Units. Each of the Class E Units, Class G Units, Class K Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units and Series D Preferred Units that have been issued and are outstanding as of immediately prior to the Effective Time shall be unchanged and remain outstanding.

(d) ETP GP Interest. The ETP GP Interest shall be unchanged and remain outstanding.

(e) Limited Liability Company Interests in Merger Sub. The limited liability company interests in Merger Sub that had been issued and are outstanding as of immediately prior to the Effective Time shall convert into, in the aggregate, Common Units in an amount equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1(a).

(f) Certificates. As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of units in book-entry form (“Book-Entry Units”)) that immediately prior to the Effective Time represented any such Common Units (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any distributions to which such holder is entitled pursuant to Section 2.2(g), in each case to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Units in accordance with Section 2.2(c), without interest, and the right to be admitted as an ETE Limited Partner. ETE GP hereby consents to the admission (as an ETE Limited Partner) of each Common Unitholder who is issued ETE Common Units in accordance with this Article II, upon the proper surrender of the Book-Entry Units or Certificate representing Common Units and acknowledges that each such Common Unitholder shall be deemed to have made a capital contribution to ETE. Upon such surrender of the Book-Entry Units or Certificate (or upon a waiver of the requirement to surrender a Book-Entry Unit or Certificate granted by ETE GP in its sole discretion) and the recording of the name of such Person as a limited partner of ETE on the books and records of ETE, such Person shall automatically and effective as of the Effective Time be admitted as an ETE Limited Partner and be bound by the ETE Partnership Agreement as such. By its surrender of a Book-Entry Unit or Certificate, or by its acceptance of ETE Common Units, a Common Unitholder confirms its agreement to be bound by all of the terms and conditions of the ETE Partnership Agreement.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, ETE shall appoint an exchange agent reasonably acceptable to ETP (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Units with respect to Common Units for the Merger Consideration. As soon as reasonably practicable after the Effective Time, but in no event more than three business days following the Effective Time, ETE will send, or will cause the Exchange Agent to send, to each holder of record of Common Units as of the Effective Time (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal, which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Units to the Exchange Agent in such forms as ETP and ETE may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration.

(b) Deposit. At or prior to the Closing, ETE shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Common Units, an amount of ETE Common Units (which shall be in non-certificated book-entry form) issuable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Units pursuant to the provisions of this Article II. Following the Effective Time, ETE agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any distributions pursuant to Section 2.2(g) and any ETE Common Units sufficient to pay any Merger Consideration that may be payable from time to time following the Effective Time. All book-entry units representing ETE Common Units deposited with the Exchange Agent

(including pursuant to Section 2.2(h)) shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by ETE; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to holders of Common Units and ETE shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of Common Units in the amount of any such losses; and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days.

(c) Exchange. Each holder of Common Units that have been converted into the right to receive the Merger Consideration upon surrender to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, a Certificate (or effective affidavits of loss in lieu thereof), or Book-Entry Unit (which shall be deemed surrendered upon delivery of a properly completed letter of transmittal) and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor the number of ETE Common Units representing, in the aggregate, the whole number of ETE Common Units that such holder has the right to receive in accordance with the provisions of this Article II. The Merger Consideration shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Units and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration or on any unpaid distributions payable to holders of Certificates or Book-Entry Units. Until so surrendered, each such Certificate or Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. The Merger Consideration paid upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Units shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Units formerly represented by such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Units.

(d) Other Payees. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Unit or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Unit is registered, it shall be a condition to the registration thereof that the surrendered Certificate or Book-Entry Unit shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Unit or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of ETP of transfers of Common Units that have been converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Units representing Common Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Units are presented to the Exchange Agent or ETE, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the Common Unitholders 12 months after the Effective Time shall be returned to ETE, upon demand, and any such holder who has not exchanged such holder’s Common Units for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to ETE for delivery of the Merger Consideration in respect of such holder’s Common Units. Notwithstanding the foregoing, ETE and the Surviving Entity shall not be liable to any Common Unitholder for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by Common Unitholders immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of ETE free and clear of any claims or interest of any Person previously entitled thereto.

(g) Distributions. No distributions with respect to ETE Common Units issued in the Merger shall be paid to the holder of any unsurrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Units until such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Units are surrendered as provided in this Section 2.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the ETE Common Units, if any, issued in exchange therefor (i) at the time of such surrender, all distributions payable in respect of any such ETE Common Units with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the distributions payable with respect to such ETE Common Units with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of distributions in respect of ETE Common Units, all ETE Common Units to be issued pursuant to the Merger shall be entitled to distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h) No Fractional Units. No certificates or scrip representing fractional ETE Common Units shall be issued upon the surrender for exchange of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Units. Notwithstanding any other provision of this Agreement, all fractional ETE Common Units that a holder of Common Units converted pursuant to the Merger would otherwise be entitled to receive as Merger Consideration (after taking into account all Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Units) will be aggregated and then, if a fractional ETE Common Unit results from that aggregation, be rounded up to the nearest whole ETE Common Unit.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by ETE, the posting by such Person of a bond, in such reasonable amount as ETE may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units represented by such Certificate as contemplated by this Article II.

(j) Withholding Taxes. ETE and the Exchange Agent may deduct and withhold as necessary from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, or under any provision of applicable state, local or non-U.S. Tax Law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in ETE Common Units). To the extent amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. If withholding is taken in ETE Common Units, ETE and the Exchange Agent shall be treated as having sold such ETE Common Units for an amount of cash equal to the fair market value of such ETE Common Units at the time of such deemed sale and paid such cash proceeds to the appropriate Tax authority.

(k) Tax Characterization of Merger. ETP and ETE each acknowledges and agrees that, for U.S. federal income and applicable state and local tax purposes and pursuant to the Merger, each ETP Unaffiliated Unitholder will be deemed to contribute its Common Units to ETE in exchange for the Merger Consideration and the deemed assumption of each such Common Unitholder’s share of the liabilities of ETP. ETP and ETE each acknowledges and agrees that, for U.S. federal income and applicable state and local tax purposes, such deemed transaction is intended to qualify for non-recognition of gain or loss pursuant to Section 721 of the Code but will be characterized as a disguised sale transaction described in Section 707(a)(2)(B) of the Code with respect to any amounts treated as a transfer of consideration pursuant to Treasury Regulation Section 1.707-3(a)(1) (the “Section 707 Consideration”) (such deemed sale, a “Disguised Sale”) (such treatment, the “Intended Tax Treatment”). Unless required to do so as a result of a “determination” as defined in Section 1313 of the Code, each of ETP and ETE agrees not to make any tax filings or otherwise take any position inconsistent with the Intended Tax Treatment and to cooperate with the other party to make any filings, statements, or reports required to effect, disclose or report the Intended Tax Treatment.

Section 2.3 Treatment of ETP Restricted Units and ETP Equity Plans.

(a) As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the ETP Managing GP Board (or, if appropriate, any committee administering any ETP Equity Plans) will take all actions as may be necessary or required in accordance with applicable Law and each ETP Equity Plan (including the award agreements in respect of awards granted thereunder) to give effect to this Section 2.3 to provide that each unvested award of restricted units and/or restricted phantom units that is outstanding under any ETP Equity Plan immediately prior to the Effective Time (collectively, the “ETP

Restricted Units”) shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any such ETP Restricted Units, cease to relate to or represent a right to receive Common Units and shall be converted into a right to receive a comparable equity award with respect to ETE Common Units (a “Converted ETP Restricted Unit Award”), on the same terms and conditions as were applicable to the corresponding award of ETP Restricted Units (including the right to receive distribution equivalents with respect to such award), except that the number of ETP Restricted Units covered by each such Converted ETP Restricted Unit Award shall be equal to the number of Common Units subject to the corresponding award of ETP Restricted Units multiplied by the Exchange Ratio, rounded up to the nearest whole unit. With respect to each ETP Restricted Unit, any distribution equivalent amounts accrued but unpaid as of the Closing will carry over and be paid to the holder in accordance with the terms of such Converted ETP Restricted Unit Award and subject to any vesting conditions included therein. The agreements with each award holder regarding such ETP Restricted Units shall be assumed by ETE, and such awards, as converted pursuant to this Section 2.3(a), shall continue to be governed on and after the Effective Time by the terms and conditions of such agreements (subject to the adjustments required by this Section 2.3(a) after giving effect to the Merger) and by the ETP Equity Plans, as assumed by ETE.

(b) As of the Effective Time, ETE shall assume the obligations of ETP under the ETP Equity Plans and shall assume such plans for purposes of employing such plans to govern the Converted ETP Restricted Unit Awards and to make grants of equity based awards relating to ETE Common Units following the Closing. From and after the Effective Time, (i) all references to Common Units in the ETP Equity Plans shall be substituted with references to ETE Common Units; (ii) the number of ETE Common Units that will be available for grant and delivery under each of the respective ETP Equity Plans shall equal the number of Common Units that were available for grant and delivery under the respective ETP Equity Plan prior to the Effective Time, as adjusted to give effect to the Exchange Ratio (which number will include the number of ETE Common Units subject to Converted ETP Restricted Unit Awards in accordance with Section 2.3(a)); (iii) from and after the Effective Time, awards under the ETP Equity Plans may be granted only to those individuals who were eligible to receive awards under the respective ETP Equity Plans immediately before the Effective Time (including any individuals hired on or after the Effective Time who would have been eligible for such awards pursuant to the eligibility provisions of the ETP Equity Plans as in effect immediately prior to the Effective Time); and (iv) no participant in the ETP Equity Plans shall have any right to acquire Common Units under the ETP Equity Plans from and after the Effective Time. ETE shall reserve for issuance a number of ETE Common Units equal to the number of ETE Common Units that will be available for grant and delivery under the ETP Equity Plans from and after the Effective Time, including ETE Common Units that will be subject to Converted ETP Restricted Unit Awards as a result of the actions contemplated by Section 2.3(a).

(c) As soon as practicable following the Effective Time, ETE shall file a Form S-8 registration statement (or such other appropriate form) with respect to the ETE Common Units available for grant and delivery under the ETP Equity Plans from and after the Effective Time and shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such ETE Common Units are available for grant and delivery under the ETP Equity Plans. As soon as practicable following the Effective Time, ETP shall file a post-effective amendment to the Form S-8 registration statements filed by ETP on July 22, 2002, December 3, 2015 and May 2, 2017, as amended, in each case, deregistering all Common Units thereunder. Prior to the Effective Time, ETE shall take such steps as may be reasonably requested by any party hereto to cause the acquisition of Converted ETP Restricted Unit Awards pursuant to the Merger by each individual who is an officer or director of ETE to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 2.4 Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2), if between the date of this Agreement and the Effective Time the number of outstanding ETE Common Units shall have been changed into a different number of units or a different class by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction, the Exchange Ratio shall be appropriately adjusted to reflect fully the effect of such unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction and to provide the holders of Common Units the same economic effect as contemplated by this Agreement prior to such event.

Section 2.5 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ETP AND ETP MANAGING GP

Except as disclosed in (a) the ETP SEC Documents filed with the SEC on or after December 31, 2016 and prior to the date of this Agreement (but excluding any disclosure contained in any such ETP SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by ETP to ETE (the “ETP Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such ETP Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent to ETE on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such ETP Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, an ETP Material Adverse Effect), ETP and ETP Managing GP hereby represent and warrant to ETE and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) ETP Managing GP and ETP and each of their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on ETP (an “ETP Material Adverse Effect”).

(b) ETP Managing GP and ETP and each of their respective Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an ETP Material Adverse Effect.

(c) Except as set forth on Section 3.1(c) of the ETP Disclosure Schedule, all of the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of ETP that are owned directly or indirectly by ETP have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). All of the interests and shares of capital stock of each material Subsidiary (other than the ETP Joint Ventures) are owned directly or indirectly by ETP.

(d) ETP has made available to ETE correct and complete copies of its certificate of limited partnership and the ETP Partnership Agreement (the “ETP Charter Documents”), and correct and complete copies of the comparable organizational documents of each of its material Subsidiaries (the “ETP Subsidiary Documents”) and of ETP GP and ETP Managing GP, in each case as amended to the date of this Agreement. The ETP Charter Documents are in full force and effect and ETP is not in violation of any of their provisions.

Section 3.2 Capitalization.

(a) As of the close of business on July 31, 2018, ETP has no ETP Partnership Interests or other partnership interests or equity interests issued and outstanding, other than: (i) 1,166,393,851 Common Units; (ii) 8,853,832 Class E Units representing limited partner interests in ETP (“Class E Units”); (iii) 90,706,000 Class G Units representing limited partner interests in ETP (“Class G Units”); (iv) 100 Class I Units representing limited partner interests in ETP (“Class I Units”); (v) 60 Class J Units representing limited partner interests in ETP (“Class J Units”); (vi) 101,525,429 Class K Units (“Class K Units”); (vii) 950,000 Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in ETP (“Series A Preferred Units”); (viii) 550,000 Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in ETP representing limited partner interests in ETP (“Series B Preferred Units”); (ix) 18,000,000 Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in ETP (“Series C Preferred Units”); (x) 17,800,000 Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in ETP (“Series D Preferred Units”); (xi) the ETP Incentive Distribution Rights; (xii) the ETP GP Interest; and (xiii) 13,233,324 ETP Restricted Units granted under the ETP Equity Plans. All outstanding Common Units, Class E Units, Class G Units, Class I Units, Class J Units, Class K Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units and ETP Incentive Distribution Rights have been duly authorized and validly issued and are fully paid, nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and except as set forth in the ETP Partnership Agreement, free of preemptive rights. Except (A) as set forth above in this Section 3.2(a) and (B) as otherwise expressly permitted by Section 5.2(a), as of the date of this Agreement there are not, and, as of the Effective Time there will not be, any ETP Partnership Interests or other partnership interests, voting securities or other equity interests of ETP issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any ETP Partnership Interests or other partnership interests, voting securities or other equity interests of ETP, including any representing the right to purchase or otherwise receive any of the foregoing.

(b) Since the Balance Sheet Date (as defined herein) to the date of this Agreement, ETP has not issued any ETP Partnership Interests or other partnership interests, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any ETP Partnership Interests or other partnership interests, voting securities or other equity interests, other than as set forth above in Section 3.2(a). Except as set forth in this Agreement (including in connection with the Pre-Closing Transactions), none of ETP or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of ETP (other than, with respect to the ETP Joint Ventures, as set forth in the definitive agreements for such ETP Joint Ventures). Except (i) as set forth in the ETP Charter Documents as in effect as of the date of this Agreement or as contemplated by this Agreement (including in connection with the Pre-Closing Transactions), or (ii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards granted under ETP Equity Plans disclosed in Section 3.2(a) and outstanding as of the date of this Agreement, there are no outstanding obligations of ETP or any of its Subsidiaries to repurchase, redeem or otherwise acquire any ETP Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any ETP Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests) of ETP or any of its Subsidiaries (other than, with respect to the ETP Joint Ventures, as set forth in the definitive agreements for such ETP Joint Ventures).

(c) ETP GP is the sole general partner of ETP. ETP GP is the sole record and beneficial owner of the ETP GP Interest, and such ETP GP Interest has been duly authorized and validly issued in accordance with applicable Law and the ETP Partnership Agreement. ETP GP owns the ETP GP Interest free and clear of any Liens.

(d) ETP Managing GP is the sole general partner of ETP GP. ETP Managing GP is the sole record and beneficial owner of the general partner interest in ETP GP and such general partner interest has been duly authorized and validly issued in accordance with applicable Law and the partnership agreement of ETP GP. ETP Managing GP owns the general partner interest in ETP GP free and clear of any Liens.

Section 3.3 Authority; Noncontravention; Voting Requirements.

(a) ETP and ETP Managing GP have all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger, subject to obtaining the ETP Unitholder Approval and ETP Unaffiliated Unitholder Approval. The execution, delivery and performance by ETP and ETP Managing GP of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, have been duly authorized and approved by the ETP Managing GP Board, which, at a meeting duly called and held, has, on behalf of ETP and ETP GP, (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (ii) resolved to submit the Agreement to a vote of the ETP Limited Partners and to recommend adoption of this Agreement and the transactions contemplated hereby by the ETP Limited Partners, and except for obtaining the ETP Unitholder Approval for the adoption of this Agreement, and consummation of the transactions contemplated hereby, no other entity action on the part of ETP or ETP Managing GP is necessary to authorize the execution, delivery and performance by ETP or ETP Managing GP of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by ETP and ETP Managing GP and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of each of ETP and ETP Managing GP, enforceable against each of them in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by ETP or ETP Managing GP nor the consummation by ETP or ETP Managing GP of the transactions contemplated hereby, nor compliance by ETP or ETP Managing GP with any of the terms or provisions of this Agreement, will (i) assuming that the ETP Unitholder Approval is obtained, conflict with or violate any provision of the ETP Charter Documents, the ETP GP Charter Documents, the ETP Managing GP Charter Documents or any of the ETP Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the ETP Unitholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to ETP Managing GP, ETP or any of their respective Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, ETP or any of its Subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”), or ETP Permit (including any Environmental Permit) to which ETP or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of ETP or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have an ETP Material Adverse Effect.

(c) The affirmative vote or consent of the holders of a Unit Majority at the ETP Unitholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement and the transactions contemplated hereby (the “ETP Unitholder Approval”) is the only vote or approval of the holders of any class or series of ETP Partnership Interests or other partnership interests, equity interests or capital stock of ETP or any of its Subsidiaries which is necessary to adopt this Agreement and the transactions contemplated hereby in accordance with the ETP Partnership Agreement or applicable Law.

Section 3.4 Governmental Approvals. Except for (a) filings required under, and in compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Securities Act, including the filing of a proxy statement with the SEC in connection with the Merger (the “Proxy Statement”), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) any filings required under, and in compliance with other applicable requirements of, the HSR Act and other Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by ETP and ETP Managing GP and the consummation by ETP and ETP Managing GP of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in an ETP Material Adverse Effect.

Section 3.5 ETP SEC Documents; Undisclosed Liabilities.

(a) ETP and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by them with the SEC since December 31, 2016 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “ETP SEC Documents”). The ETP SEC Documents, as of their respective effective dates (in the case of the ETP SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other ETP SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such ETP SEC Documents, and none of the ETP SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the ETP SEC Documents. To the Knowledge of ETP, none of the ETP SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of ETP included in the ETP SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of ETP and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to ETP and its consolidated Subsidiaries, taken as a whole).

(c) ETP has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to ETP, including its consolidated Subsidiaries, required to be disclosed by ETP in the reports that it files or submits under the Exchange Act is accumulated and communicated to ETP’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by ETP in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. ETP’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to ETP’s auditors and the audit committee of the ETP Managing GP Board (i) all significant deficiencies in the design or operation of internal controls which could adversely affect ETP’s ability to record, process, summarize and report financial data and have identified for ETP’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ETP’s internal controls. The principal executive officer and the principal financial officer of ETP have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the ETP SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of ETP has completed its assessment of the effectiveness of ETP’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2017, and such assessment concluded that such controls were effective. To the Knowledge of ETP, as of the date of this Agreement there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Except (i) as reflected or otherwise reserved against on the balance sheet of ETP and its Subsidiaries as of December 31, 2017 (the “Balance Sheet Date”) (including the notes thereto) included in the ETP SEC Documents filed by ETP and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither ETP nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of ETP prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, an ETP Material Adverse Effect.

(e) Neither ETP nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among ETP and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, ETP in ETP’s published financial statements or any ETP SEC Documents.

Section 3.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been an ETP Material Adverse Effect.

(b) Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, ETP and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither ETP nor any of its Subsidiaries has taken any action described in Section 5.2(a)(ii), (iii), (v), (vi), (vii), (viii), (xiii) or (xv) (but, with respect to (vii), disregarding the proviso to Section 5.2(a)(vii)(A)(1), and with respect to (xv), only to the extent applicable to the other clauses designated in this Section 3.6(b)(ii)) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of ETE, would violate such provisions.

Section 3.7 Legal Proceedings. There are no investigations or proceedings pending (or, to the Knowledge of ETP, threatened) by any Governmental Authority with respect to ETP or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of ETP, threatened) against ETP or any of its Subsidiaries or any of their respective properties, at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against ETP or any of its Subsidiaries, in each case except for those that would not reasonably be expected to have, individually or in the aggregate, an ETP Material Adverse Effect.

Section 3.8 Compliance with Laws; Permits.

(a) ETP and its Subsidiaries are, and since the later of December 31, 2016 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, an ETP Material Adverse Effect.

(b) ETP and its Subsidiaries are in possession of all Permits (including Environmental Permits) necessary for ETP and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “ETP Permits”), except where the failure to have any of the ETP Permits would not have, individually or in the aggregate, an ETP Material Adverse Effect. All ETP Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, an ETP Material Adverse Effect. No suspension or cancellation of any of the ETP Permits is pending or, to the Knowledge of ETP, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, an ETP Material Adverse Effect. ETP and its Subsidiaries are not, and since December 31, 2016 have not been, in violation or breach of, or default under, any ETP Permit, except where such violation, breach or default would not have, individually or in the aggregate, an ETP Material Adverse Effect. As of the date of this Agreement, to the Knowledge of ETP, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of ETP or any of its Subsidiaries under, any ETP Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any ETP Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, an ETP Material Adverse Effect.

(c) Without limiting the generality of Section 3.8(a), ETP, each of its Subsidiaries, and, to the Knowledge of ETP, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act (the “FCPA”), and any other U.S. and foreign anti-corruption Laws that are applicable to ETP or its Subsidiaries; (ii) has not, to the Knowledge of ETP, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the FCPA or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the Knowledge of ETP, is not being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, an ETP Material Adverse Effect.

Section 3.9 Information Supplied. Subject to the accuracy of the representations and warranties of ETE set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of ETP specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by ETE in connection with the issuance of ETE Common Units in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to Common Unitholders, and at the time of the ETP Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, ETP makes no representation or warranty with respect to information supplied by or on behalf of ETE for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.10 Tax Matters. Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to ETP or any of its Subsidiaries have been duly filed, and all such Tax Returns are complete and accurate, (b) all Taxes owed by ETP or any of its Subsidiaries, or for which ETP or any of its Subsidiaries may be liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (c) all Tax withholding and deposit requirements imposed on or with respect to ETP or any of its Subsidiaries have been satisfied in full in all respects, (d) there are no Liens (other than statutory Liens for current-period Taxes that are not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP) on any of the assets of ETP or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of ETP or any of its Subsidiaries, (f) there is no written claim against ETP or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to ETP or any of its Subsidiaries, (g) no claim has ever been made by an authority in a jurisdiction where ETP or any of its Subsidiaries does not file Tax Returns that ETP or such Subsidiary is or may be subject to taxation in that jurisdiction, (h) there is not in force any extension of time (other than customary extensions) with respect to the due date for the filing of any Tax Return of or with respect to ETP or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of ETP or any of its Subsidiaries, (i) none of ETP or any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method or adjustment under Section 482 of the Code for any taxable period ending on or before the Closing Date, pursuant to any agreement with any Tax authority with respect to any such taxable period, or as a result of an intercompany transaction, an installment sale or open transaction disposition entered into on or prior to the Closing Date, or the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date, (j) none of ETP or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by ETP or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement, (k) none of ETP or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), other than the members of the consolidated group of which ETP Holdco Corporation is the common parent, or has any liability for the Taxes of any Person (other than ETP or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes), (l) ETP and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code and (m) ETP is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation.

Section 3.11 Employee Benefits.

(a) ETP has made available to ETE all material ETP Benefit Plans. “ETP Benefit Plans” means all Benefit Plans that are sponsored, maintained, contributed to or required to be contributed to by ETP or any of its Affiliates, or under which ETP or any of its Affiliates has any obligation or liability, whether actual or contingent, in each case, for the benefit of current or former officers, employees, directors or consultants of ETP or its Subsidiaries.

(b) Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, none of ETP or any of its Subsidiaries contributes to, is required to contribute to, or has in the last six years contributed to or been required to contribute to a Multiemployer Plan and none of ETP or any of its Subsidiaries has incurred any “withdrawal liability” (within the meaning of Section 4201 of ERISA) to a Multiemployer Plan that has not been satisfied in full or has (or is reasonably expected to have) any other actual or contingent liability with respect to any Multiemployer Plan.

(c) Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, none of ETP, any of its Subsidiaries, or any of their respective ERISA Affiliates has in the last six years sponsored, maintained, contributed to or been required to contribute to, or has (or is reasonably expected to have) any actual or contingent liability with respect to any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(d) With respect to each ETP Benefit Plan that is subject to Section 302 or Title IV of ERISA, except as would not have, individually or in the aggregate, an ETP Material Adverse Effect: (A) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; (B) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full, and (C) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by ETP or any of its Subsidiaries.

(e) Except for such claims which would not have, individually or in the aggregate, an ETP Material Adverse Effect, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action is pending or, to the Knowledge of ETP, threatened with respect to any ETP Benefit Plan, other than claims for benefits in the ordinary course, (i) alleging any breach of the material terms of such plan or any fiduciary duties with respect thereto or (ii) alleging any violation of any applicable Law with respect to such plan.

(f) Each ETP Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which would not have, individually or in the aggregate, an ETP Material Adverse Effect.

(g) Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, with respect to any ETP Benefit Plan, all contributions, premiums and other payments due from any of ETP or its Subsidiaries required by applicable Law or the terms of any ETP Benefit Plan have been made or properly accrued under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

(h) Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, neither ETP nor any of its Subsidiaries has any liability for post-termination or retiree life or medical benefits to former officers, employees, directors or consultants, or beneficiaries or dependents of any of the foregoing, except for continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA provided at no expense to ETP or any of its Subsidiaries.

(i) Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, none of ETP, its ERISA Affiliates or any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the ETP Benefit Plans or their related trusts, ETP, any of its ERISA Affiliates or any Person that ETP or any of its ERISA Affiliates has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j) Except as set forth on Section 3.11(j) of the ETP Disclosure Schedule, the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (i) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to any employee, consultant or officer of ETP, ETP GP, ETP Managing GP or any of their respective Subsidiaries or (ii) result in any forgiveness of indebtedness or an obligation to fund benefits with respect to any such individual.

Section 3.12 Environmental Matters. Except as would not, individually or in the aggregate, have an ETP Material Adverse Effect: (a) each of ETP and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits, (b) there has been no release of any Hazardous Substance by ETP or any of its Subsidiaries, or to the Knowledge of ETP, any other Person in any manner that would reasonably be expected to give rise to ETP or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (c) there are no investigations, actions, suits or proceedings pending or, to the Knowledge of ETP, threatened against ETP or any of its Subsidiaries or involving any real property currently or, to the Knowledge of ETP, formerly owned, operated or leased by or for ETP or any Subsidiary alleging noncompliance with or liability under, any Environmental Law and (d) to ETP’s Knowledge, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties owned or operated by ETP or any of its Subsidiaries or as a result of any operations or activities of ETP or any of its Subsidiaries.

Section 3.13 Contracts.

(a) Except for this Agreement, any ETP Benefit Plans, or as filed with the SEC prior to the date of this Agreement, neither ETP nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to ETP; or (ii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000,000 (all contracts of the type described in this Section 3.13(a) being referred to herein as “ETP Material Contracts”).

(b) Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect: (i) each ETP Material Contract is valid and binding on ETP and any of its Subsidiaries, as applicable, and is in full force and effect; (ii) ETP and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each ETP Material Contract; (iii) neither ETP nor any of its Subsidiaries has received written notice of, or to the Knowledge of ETP, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of ETP or any of its Subsidiaries under any such ETP Material Contract; and (iv) to the Knowledge of ETP, as of the date of this Agreement no other party to any ETP Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

(c) Neither the execution and delivery of this Agreement by ETP, nor the consummation by ETP of the transactions contemplated hereby, nor compliance by ETP with any of the terms or provisions of this Agreement, will violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by ETP or any of its Subsidiaries under any of the terms, conditions or provisions of any governing document of an ETP Joint Venture.

Section 3.14 Property.

(a) Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, ETP or a Subsidiary of ETP owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, all leases under which ETP or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against ETP or any of its Subsidiaries and, to the Knowledge of ETP, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by ETP or any of its Subsidiaries or, to the Knowledge of ETP, the counterparties thereto, or, to the Knowledge of ETP, any event which, with notice or lapse of time or both, would become a material default by ETP or any of its Subsidiaries, or, to the Knowledge of ETP, the counterparties thereto.

(b) ETP and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have an ETP Material Adverse Effect. Except as would not, individually or in the aggregate, have an ETP Material Adverse Effect, each of ETP and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 3.15 Insurance. ETP and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the businesses in which they operate. Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, none of ETP or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

Section 3.16 Opinion of Financial Advisor. The ETP Conflicts Committee has received the opinion of Barclays Capital Inc. (the “ETP Financial Advisor”) addressed to the ETP Conflicts Committee, dated the date of this Agreement, to the effect that, as of the date of the opinion, based upon and subject to the limitations, assumptions and qualifications set forth therein, from a financial point of view, the Exchange Ratio to be offered to the ETP Unaffiliated Unitholders in the transactions contemplated hereby is fair to the ETP Unaffiliated Unitholders (the “ETP Fairness Opinion”). ETP has been authorized by the ETP Financial Advisor to permit the inclusion of the ETP Fairness Opinion in the Registration Statement and the Proxy Statement.

Section 3.17 Brokers and Other Advisors. Except for the ETP Financial Advisor, the fees and expenses of which will be paid by ETP, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of ETP Managing GP, ETP or any of their respective Subsidiaries. ETP has heretofore made available to ETE a correct and complete copy of ETP’s engagement letter with the ETP Financial Advisor.

Section 3.18 State Takeover Statutes. The action of the ETP Managing GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the ETP Partnership Agreement. There is no unitholder rights plan in effect, to which ETP is a party or otherwise bound.

Section 3.19 Regulatory Matters. Except as would not, individually or in the aggregate, have an ETP Material Adverse Effect, there are no proceedings pending, or to the Knowledge of ETP, threatened, alleging that ETP or any of its Subsidiaries is in material violation of the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”), the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq. (the “NGPA”), the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (the “ICA”), the Federal Power Act, 16 U.S.C. § 791a, et seq. (the “FPA”), or the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453 (“PUHCA”), or the laws, rules and regulations of any applicable state public utility commission or department, as the case may be.

Section 3.20 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, none of ETP Managing GP, ETP nor any other Person makes or has made any express or implied representation or warranty with respect to ETP Managing GP, ETP or with respect to any other information provided to ETE in connection with the Merger or the other transactions contemplated hereby and each of ETE, ETE GP and Merger Sub acknowledges and agrees to the foregoing. Without limiting the generality of the foregoing, each of ETE, ETE GP and Merger Sub acknowledges and agrees that none of ETP Managing GP, ETP or any other Person will have or be subject to any liability or other obligation to ETE, ETE GP, Merger Sub or any other Person resulting from the distribution to ETE (including its Representatives), or ETE’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to ETE in certain “data rooms” or management presentations in expectation of the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ETE, MERGER SUB AND ETE GP

Except as disclosed in (a) the ETE SEC Documents filed with the SEC on or after December 31, 2016 and prior to the date of this Agreement (but excluding any disclosure contained in any such ETE SEC Documents under the heading “Risk Factors” or “Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by ETE to ETP (the “ETE Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such ETE Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent to ETP on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such ETE Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, an ETE Material Adverse Effect), ETE GP, ETE and Merger Sub hereby represent and warrant to ETP as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of ETE GP, ETE and Merger Sub and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on ETE (an “ETE Material Adverse Effect”).

(b) Each of ETE, ETE GP, and Merger Sub and their respective Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an ETE Material Adverse Effect.

(c) All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of ETE that are owned directly or indirectly by ETE have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of all Liens, except for Liens pursuant to (x) the Senior Secured Term Loan Agreement dated February 2, 2017 among ETE, Credit Suisse AG, as administrative agent, and the lenders party thereto, (y) the Credit Agreement dated March 24, 2017 (the “ETE Existing Credit Facility”) among ETE, Credit Suisse AG, as administrative agent, and the lenders party thereto and (z) the existing 7.500% Senior Notes due 2020, 5.87% Senior Notes due 2024, 5.500% Senior Notes due 2027 and 4.25% Senior Notes due 2023 (collectively, the “Existing ETE Indebtedness”). All of the interests and shares of capital stock of each material Subsidiary are owned directly or indirectly by ETE.

(d) ETE has made available to ETP correct and complete copies of its certificate of limited partnership and the ETE Partnership Agreement (the “ETE Charter Documents”) and correct and complete copies of the comparable organizational documents of each of its material Subsidiaries (the “ETE Subsidiary Documents”), in each case as amended to the date of this Agreement. The ETE Charter Documents are in full force and effect and ETE is not in violation of any of their provisions.

Section 4.2 Capitalization.

(a) As of the close of business on July 31, 2018, the issued and outstanding limited partner interests and general partner interests of ETE consisted of (i) 1,158,206,624 ETE Common Units and (ii) the approximate 0.2% general partner interest held by ETE GP (the “ETE GP Interest”). Section 4.2(a) of the ETE Disclosure Schedule sets forth the number of ETE Common Units that were issuable pursuant to employee and director equity plans of ETE (“ETE Equity Plans”) as of July 31, 2018, including the number of ETE Common Units that were subject to outstanding awards under the ETE Equity Plans as of such date. Except (A) as set forth above in this Section 4.2(a) or (B) as otherwise expressly permitted by Section 5.2(b), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any partnership interests, voting securities or other equity interests of ETE issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any ETE Partnership Interests or other partnership interests, voting securities or other equity interests of ETE, including any representing the right to purchase or otherwise receive any of the foregoing.

(b) Since December 31, 2017 to the date of this Agreement, ETE has not issued any ETE Partnership Interests or other partnership interests, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any ETE Partnership Interests or other partnership interests, voting securities or other equity interests other than as set forth above in Section 4.2(a). None of ETE or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of ETE. Except (i) as set forth in the ETE Charter Documents, as in effect as of the date of this Agreement or (ii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards outstanding as of the date of this Agreement, there are no outstanding obligations of ETE or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any partnership interests, shares of capital stock, voting securities or equity interests) of ETE or any of its Subsidiaries.

(c) ETE GP is the sole general partner of ETE. The ETE GP Interest has been duly authorized and validly issued in accordance with applicable Law and the ETE Partnership Agreement.

(d) ETE is the sole member of Merger Sub and the sole record and beneficial owner of all of the limited liability company interests in Merger Sub. Such limited liability company interests have been duly authorized and validly issued in accordance with applicable Law and the limited liability company agreement of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement.

(e) The SUN Common Units, USAC Common Units, SUN GP Interests and the Lake Charles Interests that are to be contributed pursuant to Section 1.1(a) (the “Pre-Closing Contributed Interests”) have been duly authorized and validly issued and are fully paid and nonassessable. (i) The SUN Common Units are owned by ETE, (ii) the SUN GP Interests are owned by ETP Managing GP, (iii) the SUN Incentive Distribution Rights are owned by Sunoco GP LLC, a Delaware limited liability company, (iv) 100% of the limited liability company interests in Lake Charles LNG Company, LLC are owned by ET LNG, LP, a Delaware limited partnership, and (v) 60% of the limited liability company interests in each of (A) Energy Transfer LNG Export, LLC, a Delaware limited liability company, (B) ET Crude Oil Terminals, LLC, a Delaware limited liability company, and (C) ETC Illinois LLC, a Delaware limited liability company, are owned by ETE, in each case free and clear of all Liens, except, in the case of the SUN Common Units, for Liens pursuant to the Existing ETE Indebtedness.

Section 4.3 Authority; Noncontravention.

(a) Each of ETE GP, ETE and Merger Sub has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by ETE GP, ETE and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, have been duly authorized and approved by the ETE GP Board, which, at a meeting duly called and held, has, on behalf of ETE GP and ETE, in its individual capacity and in its capacity as the sole member of Merger Sub, unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and no other entity action on the part of ETE GP, ETE and Merger Sub is necessary to authorize the execution, delivery and performance by ETE GP, ETE and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by ETE GP, ETE and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of ETE GP, ETE and Merger Sub, enforceable against each of them in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by ETE GP, ETE and Merger Sub, nor the consummation by ETE GP, ETE and Merger Sub of the transactions contemplated hereby, nor compliance by ETE GP, ETE and Merger Sub with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the ETE Charter Documents, the ETE GP Charter Documents, the Merger Sub Charter Documents or any of the ETE Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to ETE GP, ETE or any of their respective Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, ETE or any of its Subsidiaries under any of the terms, conditions or provisions of any Contract or ETE Permit (including any Environmental Permit) to which ETE or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of ETE or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have an ETE Material Adverse Effect.

(c) No vote or approval of the holders of any class or series of ETE Partnership Interests or other partnership interests, equity interests or capital stock of ETE or any of its Subsidiaries is necessary to adopt this Agreement and the transactions contemplated hereby in accordance with the ETE Partnership Agreement or applicable Law.

(d) Except as set forth in Section 4.3(d) of the ETE Disclosure Schedule, neither ETE nor Merger Sub nor any of their respective Subsidiaries holds any limited partner interests, capital stock, voting securities or equity interests of ETP or any of its Subsidiaries, or holds any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such limited partner interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any such limited partner interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such limited partner interests, shares of capital stock, voting securities or equity interests.

Section 4.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of the Registration Statement and the Proxy Statement with the SEC, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) any filings required under, and compliance with other applicable requirements of, the HSR Act and other Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by ETP GP, ETE and Merger Sub and the consummation by ETP GP, ETE and Merger Sub of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in an ETE Material Adverse Effect.

Section 4.5 ETE SEC Documents; Undisclosed Liabilities.

(a) ETE and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by them with the SEC since December 31, 2016 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “ETE SEC Documents”). The ETE SEC Documents, as of their respective effective dates (in the case of the ETE SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other ETE SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such ETE SEC Documents, and none of the ETE SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the ETE SEC Documents. To the Knowledge of ETE, none of the ETE SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of ETE included in the ETE SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of ETE and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to ETE and its consolidated Subsidiaries, taken as a whole).

(c) ETE has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to ETE, including its consolidated Subsidiaries, required to be disclosed by ETE in the reports that it files or submits under the Exchange Act is accumulated and communicated to ETE’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by ETE in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. ETE’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to ETE’s auditors and the audit and risk committee of the ETE GP Board (i) all significant deficiencies in the design or operation of internal controls which could adversely affect ETE’s ability to record, process, summarize and report financial data and have identified for ETE’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ETE’s internal controls. The principal executive officer and the principal financial officer of ETE have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the ETE SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of ETE has completed its assessment of the effectiveness of ETE’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2017, and such assessment concluded that such controls were effective. To the Knowledge of ETE, as of the date of this Agreement, there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Except (i) as reflected or otherwise reserved against on the balance sheet of ETE and its Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the ETE SEC Documents filed by ETE and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither ETE nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of ETE prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, an ETE Material Adverse Effect.

(e) Neither ETE nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among ETE and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, ETE in ETE’s published financial statements or any ETE SEC Documents.

Section 4.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been an ETE Material Adverse Effect.

(b) Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, ETE and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither ETE nor any of its Subsidiaries has taken any action described in Section 5.2(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of ETE, would violate such provisions.

Section 4.7 Legal Proceedings. There are no investigations or proceedings pending (or, to the Knowledge of ETE, threatened) by any Governmental Authority with respect to ETE or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of ETE, threatened) against ETE or any of its Subsidiaries or any of their respective properties, at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against ETE or any of its Subsidiaries, in each case except for those that would not reasonably be expected to have, individually or in the aggregate, an ETE Material Adverse Effect.

Section 4.8 Compliance with Laws; Permits.

(a) ETE and its Subsidiaries are, and since the later of December 31, 2016 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, an ETE Material Adverse Effect.

(b) ETE and its Subsidiaries are in possession of all Permits (including Environmental Permits) necessary for ETE and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “ETE Permits”), except where the failure to have any of the ETE Permits would not have, individually or in the aggregate, an ETE Material Adverse Effect. All ETE Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, an ETE Material Adverse Effect. No suspension or cancellation of any of ETE Permits is pending or, to the Knowledge of ETE, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, an ETE Material Adverse Effect. ETE and its Subsidiaries are not, and since December 31, 2016 have not been, in violation or breach of, or default under, any ETE Permit, except where such violation, breach or default would not have, individually or in the aggregate, an ETE Material Adverse Effect. As of the date of this Agreement, to the Knowledge of ETE, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of ETE or any of its Subsidiaries under, any ETE Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any ETE Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, an ETE Material Adverse Effect.

(c) Without limiting the generality of Section 4.8(a), ETE, each of its Subsidiaries, and, to the Knowledge of ETE, each joint venture partner, joint interest owner, consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the FCPA, and any other U.S. and foreign anti-corruption Laws that are applicable to ETE or its Subsidiaries; (ii) has not, to the Knowledge of ETE, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the FCPA or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the Knowledge of ETE, is not being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, an ETE Material Adverse Effect.

Section 4.9 Information Supplied. Subject to the accuracy of the representations and warranties of ETP set forth in Section 3.9, none of the information supplied (or to be supplied) in writing by or on behalf of ETE specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to Common Unitholders, and at the time of the ETP Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, ETE makes no representation or warranty with respect to information supplied by or on behalf of ETP for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10 Tax Matters. Except as would not have, individually or in the aggregate, an ETE Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to ETE or any of its Subsidiaries have been duly filed, and all such Tax Returns are complete and accurate, (b) all Taxes owed by ETE or any of its Subsidiaries, or for which ETE or any of its Subsidiaries may be liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (c) all Tax withholding and deposit requirements imposed on or with respect to ETE or any of its Subsidiaries have been satisfied in full in all respects, (d) there are no Liens (other than statutory Liens for current-period Taxes that are not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP) on any of the assets of ETE or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of ETE or any of its Subsidiaries, (f) there is no written claim against ETE or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to ETE or any of its Subsidiaries, (g) no claim has ever been made by an authority in a jurisdiction where ETE or any of its Subsidiaries does not file Tax Returns that ETE or such Subsidiary is or may be subject to taxation in that jurisdiction, (h) there is not in force any extension of time (other than customary extensions) with respect to the due date for the filing of any Tax Return of or with respect to ETE or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of ETE or any of its Subsidiaries, (i) none of ETE or any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method or adjustment under Section 482 of the Code for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, or as a result of an intercompany transaction, an installment sale or open transaction disposition entered into on or prior to the Closing Date, or the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date, (j) none of ETE or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by ETE or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement, (k) none of ETE or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), or has any liability for the Taxes of any Person (other than ETE or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes), (l) ETE and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code and (m) ETE is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation.

Section 4.11 Environmental Matters. Except as would not, individually or in the aggregate, have an ETE Material Adverse Effect: (a) each of ETE and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits, (b) there has been no release of any Hazardous Substance by ETE or any of its Subsidiaries, or to the Knowledge of ETE, any other Person in any manner that would reasonably be expected to give rise to ETE or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (c) there are no investigations, actions, suits or proceedings pending or, to the Knowledge of ETE, threatened against ETE or any of its Subsidiaries or involving any real property currently or, to the Knowledge of ETE, formerly owned, operated or leased by or for ETE or any Subsidiary alleging noncompliance with or liability under, any Environmental Law and (d) to the Knowledge of ETE, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties owned or operated by ETE or any of its Subsidiaries or as a result of any operations or activities of ETE or any of its Subsidiaries.

Section 4.12 Contracts.

(a) Except for this Agreement, any ETE Benefit Plans, or as filed with the SEC prior to the date of this Agreement, neither ETE nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to ETE; or (ii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000,000 (all contracts of the type described in this Section 4.12(a) being referred to herein as “ETE Material Contracts”).

(b) Except as would not have, individually or in the aggregate, an ETE Material Adverse Effect: (i) each ETE Material Contract is valid and binding on ETE and any of its Subsidiaries, as applicable, and is in full force and effect; (ii) ETE and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each ETE Material Contract; (iii) neither ETE nor any of its Subsidiaries has received written notice of, or to the Knowledge of ETE, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of ETE or any of its Subsidiaries under any such ETE Material Contract; and (iv) to the Knowledge of ETE, as of the date of this Agreement, no other party to any ETE Material Contract is in default thereunder, nor does any condition exist that, with notice or lapse of time or both would constitute a default by any such other party thereunder.

Section 4.13 Property.

(a) Except as would not have, individually or in the aggregate, an ETE Material Adverse Effect, ETE or a Subsidiary of ETE owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for

Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as would not have, individually or in the aggregate, an ETE Material Adverse Effect, all leases under which ETE or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against ETE or any of its Subsidiaries and, to the Knowledge of ETE, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by ETE or any of its Subsidiaries or, to the Knowledge of ETE, the counterparties thereto, or, to the Knowledge of ETE, any event which, with notice or lapse of time or both, would become a material default by ETE or any of its Subsidiaries, or, to the Knowledge of ETE, the counterparties thereto.

(b) ETE and its Subsidiaries have such rights-of-way as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have an ETE Material Adverse Effect. Except as would not, individually or in the aggregate, have an ETE Material Adverse Effect, each of ETE and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 4.14 Brokers and Other Advisors. Except for Citigroup Global Markets Inc., the fees and expenses of which will be paid by ETE, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of ETE GP, ETE or any of their respective Subsidiaries.

Section 4.15 State Takeover Statutes. The action of the ETE GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the ETE Partnership Agreement.

Section 4.16 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, have an ETE Material Adverse Effect, there are no proceedings pending, or to the Knowledge of ETE, threatened, alleging that ETE or any of its Subsidiaries is in material violation of the NGA, the NGPA, the ICA, the FPA, or PUHCA, or the laws, rules and regulations of any applicable state public utility commission or department, as the case may be.

Section 4.17 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, none of ETE, ETE GP, Merger Sub or any other Person makes or has made any express or implied representation or warranty with respect to ETE, ETE GP and Merger Sub or with respect to any other information provided to ETP in connection with the transactions contemplated hereby, and ETP and ETP Managing GP acknowledge and agree to the foregoing. Without limiting the generality of the foregoing, ETP and ETP Managing GP acknowledge and agree that none of ETE, ETE GP, Merger Sub or any other Person will have or be subject to any liability or other obligation to ETP Managing GP, ETP or any other Person resulting from the distribution to ETP (including its Representatives), or ETP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to ETP in any “data rooms” or management presentations in expectation of the Merger.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1 Preparation of the Registration Statement and the Proxy Statement; ETP Unitholders Meeting.

(a) As soon as practicable following the date of this Agreement, ETP and ETE shall jointly prepare and ETP shall file with the SEC the Proxy Statement, and ETP and ETE shall jointly prepare and ETE shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of ETP and ETE shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated hereby. ETP and ETE shall use their respective reasonable best efforts to cause the Proxy Statement to be mailed to the Common Unitholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement will be made by ETE, and no filing of, or amendment or supplement to, the Proxy Statement will be made by ETP, without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to ETP or ETE, or any of their respective Affiliates, directors or officers, is discovered by ETP or ETE that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the Common Unitholders. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to either the Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the transactions contemplated hereby and (ii) all orders of the SEC relating to the Registration Statement.

(b) ETP shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Common Unitholders (the “ETP Unitholders Meeting”) for the purpose of obtaining the ETP Unitholder Approval and ETP Unaffiliated Unitholder Approval. Subject to Section 5.3, ETP shall, through the ETP Managing GP Board, recommend to the Common Unitholders adoption of this Agreement (the “ETP Board Recommendation”). Unless the ETP Managing GP Board has effected an ETP Adverse Recommendation Change in accordance with Section 5.3, ETP shall use its reasonable best efforts to solicit from the Common Unitholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the ETP Unitholder Approval and the ETP Unaffiliated Unitholder Approval. The Proxy Statement shall include a copy of the ETP Fairness Opinion and (subject to Section 5.3) the ETP Board Recommendation. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1, ETP shall submit this Agreement for approval by the Common Unitholders at such ETP Unitholders Meeting. Notwithstanding anything in this Agreement to the contrary, ETP may postpone or adjourn the ETP Unitholders Meeting (i) to solicit additional proxies for the purpose of obtaining the ETP Unitholder Approval and the ETP Unaffiliated Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that ETP has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Common Unitholders prior to the ETP Unitholders Meeting and (iv) if ETP has delivered any notice contemplated by Section 5.3(d) and the time periods contemplated by Section 5.3(d) have not expired.

Section 5.2 Conduct of Business.

(a) Except (i) as expressly required or permitted by this Agreement (including, without limitation, Section 1.1(a)), (ii) as set forth in Section 5.2(a) of the ETP Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any ETP Material Contract in effect as of the date of this Agreement (including the ETP Partnership Agreement) or (v) with the written consent of ETE (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, ETP shall, and shall cause each of its Subsidiaries and the ETP Joint Ventures to use commercially reasonable efforts to (A) conduct its business in the ordinary course of business consistent with past practice, (B) maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (C) keep in full force and effect all material ETP Permits and all material insurance policies maintained by ETP, its Subsidiaries and the ETP Joint Ventures, other than changes to such policies made in the ordinary course of business, and (D) comply in all material respects with all applicable Laws and the requirements of all ETP Material Contracts. Without limiting the generality of the foregoing, except (1) as expressly required or permitted by this Agreement (including, without limitation, Section 1.1(a)), (2) as set forth in the corresponding provision of Section 5.2(a) of the ETP Disclosure Schedule, (3) as required by applicable Law, (4) as required by any ETP Material Contract in effect as of the date of this Agreement (including the ETP Partnership Agreement) or (5) with the written consent of ETE (in the case of clauses (iii), (iv), (v), (vi), (vii), (xi), (xii), (xiii) and (xv) below (but, with respect to (xv), only to the extent applicable to the other clauses designated in this Section 5.2(a)(v)), such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, ETP shall not, and shall not cause or, to the extent within its control, permit any of its Subsidiaries and the ETP Joint Ventures to:

(i) (A) issue, sell, grant, dispose of, accelerate the vesting of or modify, as applicable, any of its partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of the foregoing, other than (1) in connection with the vesting or settlement of any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof, (2) in connection with the granting of any awards under the ETP Equity Plans in the ordinary course of business or consistent with past practice and (3) in connection with the over-allotment option under the Underwriting Agreement, dated July 16, 2018, by and between ETP and the underwriters party thereto; (B) redeem, purchase or otherwise acquire any of its outstanding partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, other than Tax withholding with respect to any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof; (C) declare, set aside for payment or pay any distribution on any Common Units or other ETP Partnership Interests, or otherwise make any payments to the ETP Unitholders in their capacity as such (other than (x) distributions by a direct or indirect Subsidiary of ETP to its parent or (y) distributions in accordance with the ETP Partnership Agreement in amounts not exceeding those set forth on Section 5.2(a)(i)(C) of the ETP Disclosure Schedule); or (D) split, combine, subdivide or reclassify any Common Units or other ETP Partnership Interests;

(ii) (A) incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money (or enter into a “keep well” or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of ETP or any of its Subsidiaries or the ETP Joint Ventures, other than (w) borrowings under that certain Credit Agreement, dated as of December 1, 2017, by and among ETP, Wells Fargo Bank, National Association, as administrative agent, the other lenders party thereto and the other parties named therein, as it may be amended, modified or supplemented from time to time (including to increase the aggregate lender commitments thereunder) (the “ETP Existing Credit Facility”), or any replacement thereof, and additional borrowings, in each case in this Section 5.2(a)(ii)(A) not in excess of the amount set forth in Section 5.2(a) of the ETP Disclosure Schedule, (x) borrowings by ETP in addition to borrowings permitted by the preceding clause (w) in amounts not in excess of

$200,000,000 in the aggregate, (y) borrowings from ETP or any of its Subsidiaries by ETP or any of its Subsidiaries and (z) repayments of borrowings from ETP or any of its Subsidiaries by ETP or any of its Subsidiaries and guarantees by ETP or any of its Subsidiaries of indebtedness of ETP or any of its Subsidiaries (provided that except with respect to clause (w) above (other than with respect to any additional borrowings pursuant to clause (B) below not under the ETP Existing Credit Facility), ETP and its Subsidiaries shall not be permitted to incur or assume any indebtedness for borrowed money or sell any debt securities to the extent that the terms of such indebtedness or debt securities would be breached by, conflict with or require the consent of any third party in order to continue in full force following, the consummation of the transactions contemplated hereby); or (B) except as permitted pursuant to clause (A) above, prepay or repurchase any long-term indebtedness for borrowed money or debt securities of ETP or any of its Subsidiaries (other than (x) revolving indebtedness, (y) borrowings from ETP or any of its Subsidiaries and (z) repayments or repurchases required pursuant to the terms of such indebtedness or debt securities);

(iii) sell, transfer, lease, farmout or otherwise dispose of (including pursuant to a sale leaseback transaction or an asset securitization transaction) (A) any of its properties or assets that do not generate cash on a recurring basis with a fair market value in excess of $100,000,000 in the aggregate and (B) any of its properties or assets that generate cash on a recurring basis (including securities of Subsidiaries), except in the case of clause (A), (w) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(a) of the ETP Disclosure Schedule, correct and complete copies of which have been made available to ETE and other potential transactions listed on Section 5.2(a) of the ETP Disclosure Schedule, (x) dispositions of obsolete or worthless equipment which is replaced with equipment and materials of comparable or better value and utility, (y) transactions (including sales of natural gas, natural gas liquids and other produced hydrocarbons and minerals) in the ordinary course of business consistent with past practice or (z) sales, transfers, leases, farmouts or other disposals to ETP or any of its Subsidiaries;

(iv) make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise) in excess of $400,000,000 in the aggregate, except for any such capital expenditures set forth in Section 5.2(a) of the ETP Disclosure Schedule or except as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility;

(v) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or (B) except in the ordinary course of business consistent with past practice, any assets that, in the aggregate, have a purchase price in excess of $200,000,000;

(vi) make any loans or advances to any Person (other than (A) to its employees in the ordinary course of business consistent with past practice, (B) loans and advances to ETP or any of its Subsidiaries and (C) trade credit granted in the ordinary course of business consistent with past practice);

(vii) (A) except (x) for Contracts relating to indebtedness permitted under Section 5.2(a)(ii), (y) for Contracts for futures, swap, collar, put, call, floor, cap, option or other contract that is intended to reduce or eliminate the fluctuations in the prices of commodities, including natural gas, natural gas liquids, crude oil, condensate and coal (a “Commodity Derivative Instrument”) entered into in compliance with the ETP Risk Management Policy and (z) as in the ordinary course of business consistent with past practice (provided, however, that this clause (z) shall not apply in respect of any Contract containing a non-compete or similar type of provision that, following the Effective Time, would by its terms materially restrict the ability of ETE or any of its Subsidiaries (including ETP’s Subsidiaries) to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing (a “Non-Competition Agreement”)), (1) enter into any contract or agreement that would be an ETP Material Contract (other than those already contemplated as of the date of this Agreement or as are approved as part of any previously announced project of an ETP Joint Venture) in which the annual revenues or payments are anticipated to be in excess of $400,000,000 or (2) terminate or amend in any material respect any ETP Material Contract, or (B) (w) waive any material rights under any ETP Material Contract, (x) enter into or extend the term or scope of any ETP Material Contract that materially restricts ETP or any of its Subsidiaries from engaging in any line of business or in any geographic area, (y) enter into any ETP Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby, or (z) release any Person from, or modify or waive any provision of, any standstill, confidentiality or similar agreement, in each case, related to a sale of ETP or any of its material Subsidiaries;

(viii) except in the ordinary course of business or as required by applicable Law, (A) change its fiscal year or any method of Tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes or (D) file any material amended Tax Return;

(ix) make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(x) amend the ETP Charter Documents;

(xi) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of ETP);

(xii) except as provided under any agreement entered into prior to the date of this Agreement, pay, discharge, settle or satisfy any suit, action, claims or proceeding, in excess of $20,000,000 individually or $40,000,000 in the aggregate;

(xiii) take any action that would in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the transactions contemplated hereby, in each case to a date after the Outside Date;

(xiv) engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of ETP for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code; or

(xv) agree, in writing or otherwise, to take any of the foregoing actions.

(b) Except (i) as expressly required or permitted by this Agreement (including, without limitation, Section 1.1(a)), (ii) as set forth in Section 5.2(b) of the ETE Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any ETE Material Contract in effect as of the date of this Agreement or (v) with the written consent of ETP (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time ETE shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to: (A) conduct its business in the ordinary course of business consistent with past practice, (B) comply in all material respects with all applicable Laws and the requirements of all ETE Material Contracts, (C) maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, and (D) keep in full force and effect all material ETE Permits and all material insurance policies maintained by ETE, its Subsidiaries, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except (1) as expressly required or permitted by this Agreement (including, without limitation, Section 1.1(a)), (2) as set forth in the corresponding provision of Section 5.2(b) of the ETE Disclosure Schedule, (3) as required by applicable Law, (4) as required by any ETE Material Contract in effect as of the date of this Agreement or (5) with the written consent of ETP (in the case of clauses (iii), (iv), (v), (vi), and (x) below (but, with respect to (x), only to the extent applicable to the other clauses designated in this Section 5.2(b)(v)), such consent shall not be unreasonably withheld, delayed or conditioned) during the period from the date of this Agreement to the Effective Time, ETE shall not and shall not permit any of its Subsidiaries to:

(i) (A) except as provided in Section 5.2(b)(i)(A) of the ETE Disclosure Schedule, issue, sell, grant, or dispose of, accelerate the vesting of or modify, as applicable, any of its partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of the foregoing, other than (w) in connection with the vesting or settlement of any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof (it being understood that nothing in this Agreement shall restrict the granting of any awards under the ETE Equity Plans); (x) issuances of up to $200,000,000 in connection with a transaction involving the acquisition of assets or equity interests; and (y) issuances exceeding $200,000,000 in connection with a transaction involving the acquisition of assets or equity interests (1) as to which the ETE GP Board has received an opinion from a nationally recognized investment banking firm to the effect that the consideration provided for in such transaction is fair, from a financial point of view, to ETE or the ETE Unitholders, as the case may be, and (2) that could not reasonably be expected to cause any of the conditions set forth in Article VI to fail to be satisfied (any transaction referred to in clauses (x) or (y), an “ETE Acquisition Transaction”); (B) redeem, purchase or otherwise acquire any of its outstanding partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, other than Tax withholding with respect to, any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof; (C) declare, set aside for payment or pay any distribution on any ETE Common Units, or otherwise make any payments to the ETE Unitholders in their capacity as such (other than (w) distributions by a direct or indirect Subsidiary of ETE to its parent, (x) distributions in accordance with the ETE Partnership Agreement in amounts not exceeding those set forth on Section 5.2(b)(i)(C) of the ETE Disclosure Schedule or (y) in connection with any ETE Acquisition Transaction); or (D) split, combine, subdivide or reclassify any of its partnership units or other interests;

(ii) (A) incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money (or enter into a “keep well” or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of ETE or any of its Subsidiaries, other than (w) borrowings under the ETE Existing Credit Facility, or any replacement thereof, and additional borrowings, in each case in this Section 5.2(b)(ii)(A)(w) not in excess of the amount set forth in Section 5.2(b) of the ETE Disclosure Schedule, (x) borrowings by ETE in addition to borrowings permitted by the preceding clause (w) in amounts not in excess of $200,000,000 in the aggregate, (y) borrowings from ETE or any of its Subsidiaries by ETE or any of its Subsidiaries and (z) repayments of borrowings from ETE or any of its Subsidiaries by ETE or any of its Subsidiaries and guarantees by ETE or any of its Subsidiaries of indebtedness of ETE or any of its Subsidiaries (provided that except with respect to clause (w) above (other than with respect to any additional borrowings pursuant to clause (B) below not under the ETE Existing Credit Facility), ETE and its Subsidiaries shall not be permitted to incur or assume any indebtedness for borrowed money or sell any debt securities to the extent that the terms of such indebtedness or debt securities would be breached by, conflict with or require the consent of any third party in order to continue in full force following, the consummation of the transactions contemplated hereby); or (B) except as permitted pursuant to clause (A) above, prepay or repurchase any long-term indebtedness for borrowed money or debt securities of ETE or any of its Subsidiaries (other than (x) revolving indebtedness, (y) borrowings from ETE or any of its Subsidiaries and (z) repayments or repurchases required pursuant to the terms of such indebtedness or debt securities);

(iii) make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise) in excess of $150,000,000 in the aggregate, except for any such capital expenditures set forth in Section 5.2(b)(iii) of the ETE Disclosure Schedule or except as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility;

(iv) (A) except (x) for Contracts relating to indebtedness permitted under Section 5.2(b)(ii), (y) for Commodity Derivative Instruments entered into in compliance with the ETE Risk Management Policy and (z) as in the ordinary course of business consistent with past practice (provided, however, that this clause (z) shall not apply in respect of any Non-Competition Agreement), (1) enter into any contract or agreement that would be an ETE Material Contract if in existence as of the date of this Agreement or (2) terminate or amend in any material respect any ETE Material Contract, or (B) (w) waive any material rights under any ETE Material Contract, (x) enter into or extend the term or scope of any ETE Material Contract that materially restricts ETE or any of its Subsidiaries from engaging in any line of business or in any geographic area, (y) enter into any ETE Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby, or (z) release any Person from, or modify or waive any provision of, any standstill, confidentiality or similar agreement, in each case, related to a sale of ETE or any of its material Subsidiaries;

(v) amend the ETE Charter Documents (other than the ETE LPA Amendment and amendments to the ETE Charter Documents (A) in connection with any ETE Acquisition Transaction or (B) that are approved by ETP GP or an ETE Unit Majority);

(vi) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of ETE);

(vii) except in the ordinary course of business or as required by applicable Law, (A) change its fiscal year or any method of Tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes or (D) file any material amended Tax Return;

(viii) except as provided under any agreement entered into prior to the date of this Agreement, pay, discharge, settle or satisfy any suit, action, claims or proceeding, in excess of $20,000,000 individually or $40,000,000 in the aggregate;

(ix) make, or permit any of its Subsidiaries to make, any acquisition of any other person or business that would (i) reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or (ii) cause or be reasonably expected to cause the failure of the closing condition set forth in Section 6.3(c);

(x) engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of ETE for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

(xi) sell, lease, transfer or otherwise dispose of, or pledge or encumber (including by agreeing to any restrictions on transfer or ownership or granting any proxies or entering into voting agreements or similar arrangements) any Pre-Closing Contributed Interests, except for Liens under the Existing ETE Indebtedness; or

(xii) agree, in writing or otherwise, to take any of the foregoing actions.

In addition to the foregoing, ETE shall not, to the extent within its authority under the ETE Charter Documents or ETE Subsidiary Documents, cause USAC or SUN to take any action or fail to take action that could be reasonably expected to in any material respect impede or delay the closing of the transactions contemplated hereby.

Section 5.3 No Solicitation by ETP.

(a) ETP shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause ETP’s and its Subsidiaries’ respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an ETP Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of ETP or its Subsidiaries and immediately prohibit any access by any Person (other than ETE and its Representatives) to any physical or electronic data room relating to a possible ETP Alternative Proposal. Except as permitted by this Section 5.3, (x) without the prior written consent of ETE, ETP shall not, and shall cause its Subsidiaries not to, and use its reasonable best efforts to cause its Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to an ETP Alternative Proposal, (ii) grant any waiver or release of any standstill or similar agreement with respect to any units of ETP or of any of its Subsidiaries, (iii) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an ETP Alternative Proposal, or (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to ETE, the ETP Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any ETP Alternative Proposal, or fail to recommend against acceptance of any tender offer or exchange offer for Common Units within ten (10) business days after commencement of such offer, or resolving or agreeing to take any of the foregoing actions, and (y) subject to Section 5.3(b), within five business days of receipt of a written request of ETE following the receipt by ETP of any ETP Alternative Proposal, ETP shall publicly reconfirm the ETP Board Recommendation; provided, that, in the event that ETE requests such public reconfirmation of the ETP Board Recommendation, then ETP may not unreasonably withhold, delay (beyond the five business day period) or condition the public reconfirmation of the ETP Board Recommendation and provided, further, that ETE shall not be permitted to make such request on more than one occasion in respect of each ETP Alternative Proposal and each material modification to an ETP Alternative Proposal, if any (the taking of any action described in clause (x)(iii) or clause (x)(iv) or the failure to take the action described in clause (y) being referred to as an “ETP Adverse Recommendation Change”; provided, however, that to the extent any such action was taken solely by Representatives of ETE or by ETP at the direction of Representatives of ETE, it will not be deemed an “ETP Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by ETP’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by ETP unless (i) such violation is committed without the Knowledge of ETP and ETP uses its reasonable best efforts to promptly cure such violation once ETP is made aware of such violation or (ii) such Representative is also a Representative of ETE and acting on behalf of, or at the direction of, ETE.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the ETP Unitholder Approval and ETP Unaffiliated Unitholder Approval, (i) ETP has received a written ETP Alternative

Proposal that the ETP Managing GP Board (upon the recommendation of the ETP Conflicts Committee) believes is bona fide, (ii) the ETP Managing GP Board (upon the recommendation of the ETP Conflicts Committee), after consultation with its financial advisors and outside legal counsel, determines in good faith that (A) such ETP Alternative Proposal constitutes or could reasonably be expected to lead to or result in an ETP Superior Proposal and (B) failure to take such action would be inconsistent with its duties under applicable Law, as modified by the ETP Partnership Agreement and (iii) such ETP Alternative Proposal did not result from a material breach of Section 5.3(a), then ETP may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to ETP and its Subsidiaries to the Person making such ETP Alternative Proposal and (B) participate in discussions or negotiations regarding such ETP Alternative Proposal; provided that (x) ETP will not, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person unless ETP has, or first enters into, a customary confidentiality agreement with such Person and (y) ETP will provide to ETE non-public information about ETP or its Subsidiaries that was not previously provided or made available to ETE prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(c) In addition to the other obligations of ETP set forth in this Section 5.3, ETP shall promptly advise ETE, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, ETP in respect of any ETP Alternative Proposal, and shall, in any such notice to ETE, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep ETE reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and ETP shall promptly provide ETE with copies of any additional material written materials received by ETP or that ETP has delivered to any third party making an ETP Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d) Notwithstanding any other provision of this Agreement, at any time prior to obtaining the ETP Unitholder Approval and ETP Unaffiliated Unitholder Approval, the ETP Managing GP Board and the ETP Conflicts Committee may effect an ETP Adverse Recommendation Change in response to an ETP Alternative Proposal or an ETP Changed Circumstance if the ETP Managing GP Board (upon the recommendation of the ETP Conflicts Committee), after consultation with its outside legal counsel and financial advisors, determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with its duties under applicable Law, as modified by the ETP Partnership Agreement, and:

(i) if the ETP Managing GP Board (upon the recommendation of the ETP Conflicts Committee) intends to effect such ETP Adverse Recommendation Change in response to an ETP Alternative Proposal:

(A) such ETP Alternative Proposal is bona fide, in writing and has not been withdrawn or abandoned;

(B) the ETP Managing GP Board (upon the recommendation of the ETP Conflicts Committee) has determined, after consultation with its outside legal counsel and financial advisors, that such ETP Alternative Proposal constitutes an ETP Superior Proposal after giving effect to all of the adjustments offered by ETE pursuant to clause (E) below;

(C) ETP has provided prior written notice to ETE in accordance with Section 8.9 (the “ETP Superior Proposal Notice”) of the ETP Managing GP Board’s intention to effect an ETP Adverse Recommendation Change, and such ETP Superior Proposal Notice has specified the identity of the Person making such ETP Alternative Proposal, the material terms and conditions of such ETP Alternative Proposal, and complete copies of any written proposal or offers (including proposed agreements) received by ETP in connection with such ETP Alternative Proposal;

(D) during the period that commences on the date of delivery of the ETP Superior Proposal Notice as determined in accordance with Section 8.9 and ends at 11:59 p.m. Central time on the date that is the fifth calendar day following the date of such delivery (the “ETP Superior Proposal Notice Period”), ETP shall (1) negotiate with ETE in good faith (to the extent ETE seeks to negotiate) to make such adjustments to the terms and conditions of this Agreement as would permit the ETP Managing GP Board not to effect an ETP Adverse Recommendation Change; and (2) keep ETE reasonably informed with respect to the status and changes in the material terms and conditions of such ETP Alternative Proposal or other change in circumstances related thereto; provided, however, that any material revisions to such ETP Alternative Proposal (it being agreed that any change in the purchase price in such ETP Alternative Proposal shall be deemed a material revision) shall require delivery of a subsequent ETP Superior Proposal Notice and a subsequent ETP Superior Proposal Notice Period in respect of such revised ETP Alternative Proposal, except that such subsequent ETP Superior Proposal Notice Period shall expire upon the later of (x) the end of the initial ETP Superior Proposal Notice Period and (y) 11:59 p.m. Central time on the date that is the third calendar day following the date of the delivery of such subsequent ETP Superior Proposal Notice; and

(E) the ETP Managing GP Board shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by ETE and, at the end of the ETP Superior Proposal Notice Period, shall have determined in good faith that (i) such ETP Alternative Proposal continues to constitute an ETP Superior Proposal even if such revisions were to be given effect and (ii) failure to effect an ETP Adverse Recommendation Change would be inconsistent with its duties under applicable Law, as modified by the ETP Partnership Agreement, even if such revisions were to be given effect.

(ii) if the ETP Managing GP Board (upon the recommendation of the ETP Conflicts Committee) intends to effect such ETP Adverse Recommendation Change in response to an ETP Changed Circumstance:

(A) ETP shall provide prior written notice to ETE in accordance with Section 8.9 (the “ETP Recommendation Change Notice”) of the ETP Managing GP Board’s intention to effect an ETP Adverse Recommendation Change, and such ETP Recommendation Change Notice shall specify the details of such ETP Changed Circumstance and the reasons for the ETP Adverse Recommendation Change;

(B) during the period that commences on the date of delivery of the ETP Recommendation Change Notice as determined in accordance with Section 8.9 and ends at 11:59 p.m. Central time on the date that is the fifth calendar day following the date of such delivery (the “ETP Recommendation Change Notice Period”), ETP shall (i) negotiate with ETE in good faith to make such adjustments to the terms and conditions of this Agreement as would permit the ETP Managing GP Board, not to effect an ETP Adverse Recommendation Change; and (ii) keep ETE reasonably informed of any change in circumstances related thereto; and

(C) the ETP Managing GP Board shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by ETE and, at the end of the ETP Adverse Recommendation Change Notice Period, shall have determined (upon the recommendation of the ETP Conflicts Committee) in good faith that the failure to effect an ETP Adverse Recommendation Change would be inconsistent with its duties under applicable Law, as modified by the ETP Partnership Agreement, even if such revisions were to be given effect.

(e) Nothing contained in this Agreement shall prevent ETP or the ETP Managing GP Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an ETP Alternative Proposal if the ETP Managing GP Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable Law; provided that any ETP Adverse Recommendation Change may only be made in accordance with Section 5.3(d). For the avoidance of doubt, a public statement that describes ETP’s receipt of an ETP Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an ETP Adverse Recommendation Change.

Section 5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 5.4(d)), ETE and Merger Sub, on the one hand, and ETP, on the other hand, shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents

(including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iv) obtain all necessary consents, approvals or waivers from third parties.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 business days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act and to obtain approvals or consents under any other applicable Antitrust Laws as soon as practicable (and in any event no later than the Outside Date); and (ii) ETP and ETE shall each use its reasonable best efforts to (A) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (B) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

(c) Each of the parties hereto shall use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other parties a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party to review in advance and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental

Authority or other Person, give the other party the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 5.6(b), the parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.4 in a manner so as to preserve the applicable privilege.

(d) ETE and ETP (including by causing their respective Subsidiaries) agree to use their reasonable best efforts to (i) resolve any objections that a Governmental Authority or other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, and including offering, accepting and agreeing to (A) dispose or hold separate any part of ETP’s, ETE’s or their respective Subsidiaries’ businesses, operations or assets (or a combination thereof) or (B) restrict the manner in which ETE, ETP or any of their respective Subsidiaries may carry on business in any part of the world. Neither ETE nor ETP shall, without the other party’s prior written consent, offer, negotiate or commit to any disposal, hold separate, or other restriction related to its or its Subsidiaries’ businesses, operations or assets.

Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by ETE and ETP. Thereafter, neither ETP nor ETE shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that ETP shall not be required by this Section 5.5 to consult with any other party with respect to a public announcement in connection with the receipt and existence of an ETP Alternative Proposal that the ETP Managing GP Board (upon the recommendation of the ETP Conflicts Committee) believes is bona fide and matters related thereto or an ETP Adverse Recommendation Change but nothing in this proviso shall limit any obligation of ETP under Section 5.3(d) to negotiate with ETE in good faith; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by ETE or ETP in compliance with this Section 5.5.

Section 5.6 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Each party shall furnish promptly to the other party (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other party may reasonably request (including information necessary to prepare the Proxy Statement). Each party and its Representatives shall hold information received from the other party pursuant to this Section 5.6 in confidence.

(b) This Section 5.6 shall not require either party to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such party would reasonably be expected to result in (i) any violation of any contract or Law to which such party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such party’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such party’s position in any pending or, what such party believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if such party or any of its Subsidiaries, on the one hand, and the other party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (A) would not (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which appropriately designated Representatives of the other party shall be provided access to such information; provided, further, that the party being requested to disclose the information shall (1) notify the other party that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined, (2) communicate to the other party in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.6(b)) and (3) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

(c) No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.

Section 5.7 Notification of Certain Matters. ETP shall give prompt notice to ETE, and ETE shall give prompt notice to ETP, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent is reasonably likely to be material to ETP or ETE, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries and that relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VI and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VI; provided that, in the case of clauses (iii) and (iv), the failure to comply with this Section 5.7 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VI, or give rise to any right to terminate this Agreement under Article VII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 5.8 Indemnification and Insurance.

(a) For purposes of this Section 5.8, (i) “Indemnified Person” shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of ETP, ETP Managing GP, ETE, ETE GP or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with ETP) serving at the request of or on behalf of ETP, ETP Managing GP, ETE, ETE GP or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators and (ii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b) From and after the Effective Time, to the fullest extent that ETP, ETP Managing GP, ETP GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person, ETE agrees to (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any Proceeding, and provide advancement promptly, and in any event within 10 days after any written request, of expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the ETP Charter Documents and comparable governing instruments of ETP Managing GP, ETP GP and any Subsidiary of ETP, ETP Managing GP or ETP GP immediately prior to the Effective Time and ensure that the organizational documents of the Surviving Entity, ETP Managing GP and ETE GP shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and agents of ETP, ETP Managing GP, ETP GP and their respective Subsidiaries than are presently set forth in the ETP Charter Documents and comparable governing instruments of ETP Managing GP and ETP GP (it being acknowledged and agreed that the provisions of the ETE Charter Documents and comparable governing instruments of ETP Managing GP and ETP GP currently in effect are no less favorable with respect to indemnification, advancement of expenses and exculpation of such Persons than are presently in the ETP Charter Documents and comparable governing instruments of ETP Managing GP and ETP GP). Any right of indemnification of an Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

(c) The Surviving Entity shall maintain in effect for six years from the Effective Time ETP’s and ETP Managing GP’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Surviving Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 300% of current annual premiums paid by ETP or ETP Managing GP for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If ETP or ETP Managing GP in its sole discretion elects, then, in lieu of the obligations of ETE under this Section 5.8(c), ETP or ETP Managing GP may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that in no event shall the cost of such policy exceed six times the Maximum Amount.

(d) The rights of any Indemnified Person under this Section 5.8 shall be in addition to any other rights such Indemnified Person may have under the organizational documents of ETP, ETP GP, ETP Managing GP, the Surviving Entity, ETE GP, the DRULPA or the DLLCA. The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.8 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations of the Surviving Entity set forth in this Section 5.8.

Section 5.9 Securityholder Litigation. Each of ETP and ETE shall give the other the opportunity to participate in the defense or settlement of any securityholder litigation against such party and/or its officers and directors relating to the transactions contemplated hereby; provided that the party subject to the litigation shall in any event control such defense and/or settlement (subject to Section 5.2(a)(xii) and Section 5.2(b)(viii)) and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 5.10 Financing Matters. ETP hereby consents to ETE’s use of and reliance on any audited or unaudited financial statements relating to ETP and its consolidated Subsidiaries, any ETP Joint Ventures or entities or businesses acquired by ETP reasonably requested by ETE to be used in any financing or other activities of ETE, including any filings that ETE desires to make with the SEC. In addition, ETP will use commercially reasonable efforts, at ETE’s sole cost and expense, to obtain the consents of any auditor to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, ETP will provide such assistance (and will cause its Subsidiaries and its and their respective personnel and advisors to provide such assistance), as ETE may reasonably request in order to assist ETE in connection with financing activities, including any public offerings to be registered under the Securities Act or private offerings. Such assistance shall include, but not be limited to, the following: (i) providing such information, and making available such personnel as ETE may reasonably request; (ii) participation in, and assistance with, any marketing activities related to such financing; (iii) participation by senior management of ETP in, and their assistance with, the preparation of rating agency presentations and meetings with rating agencies; (iv) taking such actions as are reasonably requested by ETE or its financing sources to facilitate the satisfaction of all conditions precedent to obtaining such financing; and (v) taking such actions as may be required to permit any cash and marketable securities of ETP or ETE to be made available to finance the transactions contemplated hereby at the Effective Time.

Section 5.11 Fees and Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses (other than the filing fee payable to the SEC in connection with the Registration Statement and the filing fee payable in connection with the filing of a Notification and Report Form pursuant to the HSR Act, which shall each be borne one half by ETP and one half by ETE).

Section 5.12 Section 16 Matters. Prior to the Effective Time, ETE and ETP shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of ETE Common Units (including derivative securities with respect to ETE Common Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ETP, or will become subject to such reporting requirements with respect to ETE, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Listing. ETE shall cause the ETE Common Units to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

Section 5.14 Distributions. After the date of this Agreement until the Effective Time, each of ETE and ETP shall coordinate with the other regarding the declaration of any distributions in respect of ETE Common Units, Common Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Common Units shall not receive, for any quarter, distributions both in respect of Common Units and also distributions in respect of ETE Common Units, as the case may be, that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (a) only distributions in respect of Common Units or (b) only distributions in respect of ETE Common Units that they receive in the Merger.

Section 5.15 Conflicts Committees.

(a) Prior to the Effective Time, (i) ETP Managing GP shall not, without the consent of the ETP Conflicts Committee, eliminate the ETP Conflicts Committee, or revoke or diminish the authority of the ETP Conflicts Committee or remove or cause the removal of any director of the ETP Managing GP Board that is a member of the ETP Conflicts Committee either as a member of the ETP Managing GP Board or the ETP Conflicts Committee, and (ii) ETE shall not, without the consent of the ETP Conflicts Committee, remove or cause the removal of any director of the ETP Managing GP Board that is a member of the ETP Conflicts Committee either as a member of the ETP Managing GP Board or the ETP Conflicts Committee. For the avoidance of doubt, this Section 5.15(a) shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the ETP Managing GP Agreement.

(b) Prior to the Effective Time, ETE GP shall not, without the consent of the ETE Conflicts Committee, eliminate the ETE Conflicts Committee, or revoke or diminish the authority of the ETE Conflicts Committee or remove or cause the removal of any director of the ETE GP Board that is a member of the ETE Conflicts Committee either as a member of the ETE GP Board or the ETE Conflicts Committee, without the affirmative vote of the ETE Conflicts Committee. For the avoidance of doubt, this Section 5.15(b) shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the ETE GP Agreement.

Section 5.16 Voting and Consent. ETE covenants and agrees that, until the Effective Time or the earlier of a termination of this Agreement, at the ETP Unitholders Meeting or any other meeting of ETP Limited Partners or any vote of ETP Limited Partner Interests in connection with a vote of the ETP Limited Partners, however called, ETE will vote, or cause to be voted, all ETP Limited Partner Interests then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof. ETE consents to, and has caused or shall cause, to the extent necessary and to the extent permitted by the organizational documents thereof, each of its Subsidiaries to consent to, this Agreement, the transactions contemplated by this Agreement and any amendments of the ETP Partnership Agreement (including the ETP LPA Amendment) that are necessary or advisable in order to implement the Pre-Closing Transactions. ETE further acknowledges that any amendments of the ETP Partnership Agreement (including the ETP LPA Amendment) that are necessary or advisable in order to implement the Pre-Closing Transactions are not adverse to ETE as the holder of the ETP Incentive Distribution Rights.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) ETP Unitholder Approval. The ETP Unitholder Approval shall have been obtained in accordance with applicable Law and the ETP Partnership Agreement;

(b) ETP Unaffiliated Unitholder Approval. The affirmative vote or consent of the holders of a majority of the Outstanding Units held by ETP Unaffiliated Unitholders in favor of the proposal to adopt this Agreement and the transactions contemplated hereby shall be obtained at the ETP Unitholders Meeting or any adjournment or postponement thereof (the “ETP Unaffiliated Unitholder Approval”) shall have been obtained.

(c) Regulatory Approval. Any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired, and any required approval or consent under any other applicable Antitrust Law shall have been obtained;

(d) No Injunctions or Restraints. No Law, injunction, judgment, ruling or agreement enacted, promulgated, issued, entered, amended, enforced by, or entered into with any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal, and no Proceeding with any Governmental Authority regarding the transactions contemplated hereby shall be threatened or pending;

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

(f) Unit Listing. The ETE Common Units deliverable to the Common Unitholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(g) Tax Opinions.

(i) ETE shall have received an opinion of Latham & Watkins LLP dated as of the Closing Date to the effect that (i) at least 90% of the gross income of ETE for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code and (ii) at least 90% of the combined gross income of each of ETE and ETP for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, Latham & Watkins LLP shall be entitled to receive and rely upon representations, warranties and covenants of officers of ETE and ETP and any of their respective affiliates as to such matters as such counsel may reasonably request.

(ii) ETP shall have received an opinion of Vinson & Elkins L.L.P. dated as of the Closing Date to the effect that at least 90% of the gross income of ETP for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, Vinson & Elkins L.L.P. shall be entitled to receive and rely upon representations, warranties and covenants of officers of ETP and any of its respective affiliates as to such matters as such counsel may reasonably request.

Section 6.2 Conditions to Obligations of ETE and Merger Sub to Effect the Merger. The obligations of each of ETE and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of ETP contained in Section 3.3(a), Section 3.3(c) and Section 3.6(a), shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of ETP contained in Section 3.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of ETP set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “ETP Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, an ETP Material Adverse Effect. ETE shall have received a certificate signed on behalf of ETP and ETP GP by an executive officer of ETP and an authorized signatory of ETP GP to such effect.

(b) Performance of Obligations of ETP. ETP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ETE shall have received a certificate signed on behalf of ETP and ETP GP by an executive officer of ETP and an authorized signatory of ETP GP to such effect.

(c) Tax Opinions. ETE shall have received an opinion of Latham & Watkins LLP dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) ETE should not recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (ii) no gain or loss should be recognized by holders of ETE Common Units prior to the Merger as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code). In rendering such opinion, Latham & Watkins LLP. shall be entitled to receive and rely upon representations, warranties and covenants of officers of ETE and ETP and any of their respective affiliates as to such matters as such counsel may reasonably request.

Section 6.3 Conditions to Obligation of ETP to Effect the Merger. The obligations of ETP to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of ETE and Merger Sub contained in Section 4.3(a) and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (i) the representations and warranties of ETE contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of ETE and Merger Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “ETE Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, an ETE Material Adverse Effect. ETP shall have received a certificate signed on behalf of ETE, ETE GP and Merger Sub by an executive officer of ETE and an authorized signatory of Merger Sub and ETE GP to such effect.

(b) Performance of Obligations of ETE and Merger Sub. ETE and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and ETP shall have received a certificate signed on behalf of ETE, ETE GP and Merger Sub by an executive officer of ETE and an authorized signatory of Merger Sub and ETE GP to such effect.

(c) Tax Opinions. ETP shall have received an opinion of Vinson & Elkins L.L.P. dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) ETP should not recognize any income or gain as a result of the Merger and (ii) no gain or loss should be recognized by holders of Common Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code or any gain resulting from the deemed sale of ETE Common Units pursuant to Section 2.2(j) and except to the extent that any Section 707 Consideration causes the Merger to be treated as a Disguised Sale). In rendering such opinion, Vinson & Elkins L.L.P. shall be entitled to receive and rely upon representations, warranties and covenants of officers of ETP and ETE and any of their respective affiliates as to such matters as such counsel may reasonably request.

(d) ETE LPA Amendment. ETE GP shall have executed and delivered to ETE the ETE LPA Amendment.

Section 6.4 Frustration of Closing Conditions. None of ETP, ETE or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of ETP and ETE duly authorized by each of the ETP Managing GP Board and the ETE GP Board, respectively;

(b) by either of ETP or ETE:

(i) if the Closing shall not have been consummated on or before March 31, 2019 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (A) to a party if the inability to satisfy such condition was due to the failure of such party to perform any of its obligations under this Agreement or (B) to a party if the other party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

(ii) if any Restraint having the effect set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the ETP Unitholders Meeting shall have concluded and the ETP Unitholder Approval and the ETP Unaffiliated Unitholder Approval shall not have been obtained; or

(c) by ETE:

(i) if an ETP Adverse Recommendation Change shall have occurred;

(ii) prior to the receipt of the ETP Unitholder Approval and ETP Unaffiliated Unitholder Approval, if ETP shall be in Willful Breach of its obligations pursuant to the first three sentences of Section 5.1(b) or Section 5.3; provided that ETE shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if ETE is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii) if ETP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of ETP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured, by ETP within 30 days following receipt of written notice from ETE of such breach or failure; provided that ETE shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(iii) if ETE is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d) by ETP:

(i) if ETE shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of ETE set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by ETE within 30 days following receipt of written notice from ETP of such breach or failure; provided, that ETP shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if ETP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(ii) prior to the receipt of the ETP Unitholder Approval and the ETP Unaffiliated Unitholder Approval, in order to enter into (concurrently with such termination) any agreement, understanding or arrangement providing for an ETP Superior Proposal in accordance with Section 5.3; provided, that ETP shall concurrently with such termination pay to ETE the ETP Termination Fee in accordance with Section 7.3.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 5.11, Section 7.2 and Section 7.3 and in the last sentence of Section 5.6(a), and the provisions in

Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of ETP, ETE or Merger Sub or their respective directors, officers and Affiliates, except (a) ETP may have liability as provided in Section 7.3, and (b) subject to Sections 7.3(c) and (d), nothing shall relieve any party hereto from any liability or damages for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement or any party from liability for fraud or a Willful Breach of any covenant or other agreement contained in this Agreement.

Section 7.3 Fees and Expenses.

(a) In the event this Agreement is terminated (i) by ETP or ETE pursuant to Section 7.1(b)(iii) [Failed ETP Unitholder Vote] in a case where an ETP Adverse Recommendation Change has occurred, (ii) by ETP pursuant to Section 7.1(d)(ii) [ETP Superior Proposal] or (iii) by ETE pursuant to Section 7.1(c)(i) [ETP Adverse Recommendation Change] or Section 7.1(c)(ii) [ETP Willful Breach] (without limiting ETE’s remedies described in Section 8.8), then ETP shall pay to ETE a termination fee equal to $750 million, less any ETE Expenses previously paid by ETP pursuant to Section 7.3(d) (the “ETP Termination Fee”). ETP shall pay to ETE the ETP Termination Fee within two business days after the date of termination, except that in the case of clause (iii) above, ETP shall pay the ETP Termination Fee on the date of termination.

(b) Any payment of the ETP Termination Fee shall be made in cash by wire transfer of same day funds to an account designated in writing by ETE in four equal payments payable on the first four successive dates on which ETP makes regular quarterly distributions on its Common Units following the termination of this Agreement.

(c) In the event that ETP shall fail to pay the ETP Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code. In addition, if ETP shall fail to pay the ETP Termination Fee when due, ETP shall also pay all of ETE’s reasonable costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee. ETP, ETE and Merger Sub acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated hereby and that, without these agreements, none of ETP, ETE or Merger Sub would enter into this Agreement. The parties agree that in the event that ETP pays the ETP Termination Fee to ETE, ETP shall have no further liability to ETE of any kind in respect of this Agreement and the transactions contemplated hereby, and that in no event shall ETP be required to pay the ETP Termination Fee on more than one occasion.

(d) In the event of termination of this Agreement (i) by either party pursuant to Section 7.1(b)(iii) [Failed ETP Unitholder Vote] (or a termination by ETP pursuant to a different provision of Section 7.1 at a time when this Agreement was terminable pursuant to Section 7.1(b)(iii) [Failed ETP Unitholder Vote]) or (ii) by ETE pursuant to Section 7.1(c)(ii) [ETP Willful Breach], then ETP shall promptly, but in no event later than three business days after receipt of an invoice (with supporting documentation) therefor from ETE, pay ETE’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by ETE and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $30 million (the “ETE Expenses”).

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Section 5.8, Section 5.11 and Section 5.14 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time and those set forth in Section 5.11, Section 7.2 and Section 7.3, in the last sentence of Section 5.6(a) and this Article VIII shall survive termination of this Agreement.

Section 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the ETP Unitholder Approval and ETP Unaffiliated Unitholder Approval, by written agreement of the parties, by action taken or authorized by the ETP Managing GP Board and the ETE GP Board and, to the extent required by the ETP GP Charter Documents, the A&C Committee; provided, however, that the ETP Managing GP Board and ETE GP Board may not take or authorize any such action unless it has first referred such action to the ETP Conflicts Committee and ETE Conflicts Committee, as applicable, for their consideration, and permitted the ETP Conflicts Committee and ETE Conflicts Committee, as applicable, not less than two business days to make a recommendation to the ETP Managing GP Board and ETE GP Board, as applicable, with respect thereto (for the avoidance of doubt, the ETP Managing GP Board and ETE GP Board shall in no way be obligated to follow the recommendation of the ETP Conflicts Committee and ETE Conflicts Committee, as applicable, and the ETP Managing GP Board and ETE GP Board, as applicable, shall be permitted to take action following the expiration of such two business day period); provided, however, that in the event the ETP Managing GP Board or ETE GP Board takes or authorizes any action under this Section 8.2 that is counter to any recommendation by the ETP Conflicts Committee or the ETE Conflicts Committee, as applicable, then the ETP Conflicts Committee or the ETE Conflicts Committee, as applicable, may rescind its approval of this Agreement, with such rescission resulting in the rescission of “Special Approval” under Section 7.9 of the ETP Partnership Agreement or Section 7.9 of the ETE Partnership Agreement, as applicable; provided, further, that following approval of the Merger and the other transactions contemplated hereunder by the Common Unitholders, there shall be no amendment or change to the provisions of this Agreement which by Law would require further approval by the Common Unitholders without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of ETP or the ETP Managing GP Board or of ETE or the ETE GP Board is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the ETP Managing GP Board and ETE GP Board, as applicable; provided, however, that the ETP

Managing GP Board and ETE GP Board, as applicable, may not take or authorize any such action unless it has first referred such action to the ETP Conflicts Committee and ETE Conflicts Committee, as applicable, for its consideration, and permitted the ETP Conflicts Committee and ETE Conflicts Committee, as applicable, not less than two business days to make a recommendation to the ETP Managing GP Board and ETE GP Board, as applicable, with respect thereto (for the avoidance of doubt, the ETP Managing GP Board and ETE GP Board, as applicable, shall in no way be obligated to follow the recommendation of the ETP Conflicts Committee or ETE Conflicts Committee, as applicable, and the ETP Managing GP Board and ETE GP Board, as applicable, shall be permitted to take action following the expiration of such two business day period).

Section 8.3 Extension of Time, Waiver. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions; provided, however, that in the event the ETP Managing GP Board or the ETE GP Board takes or authorizes any action under this Section 8.3 or otherwise grants any consent under this Agreement without the concurrence of the ETP Conflicts Committee or the ETE Conflicts Committee, as applicable, then the ETP Conflicts Committee or the ETE Conflicts Committee, as applicable, may rescind its approval of this Agreement, with such rescission resulting in the rescission of “Special Approval” under Section 7.9 of the ETP Partnership Agreement or Section 7.9 of the ETE Partnership Agreement, as applicable. Notwithstanding the foregoing, no failure or delay by ETP or ETE in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties except that (a) ETE may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of ETE, but no such assignment shall relieve ETE of any of its obligations hereunder, (b) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of ETE, but no such assignment shall relieve ETE or Merger Sub of any of its obligations hereunder and (c) ETP may assign, in its sole discretion, any or all its rights and interests under this Agreement to any wholly owned Subsidiary of ETP, but no such assignment shall relieve ETP of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

Section 8.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the ETP Disclosure Schedule, the ETE Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.8 and Section 8.12 and (ii) the right of the Common Unitholders to receive the Merger Consideration after the Closing (a claim by the Common Unitholders with respect to which may not be made unless and until the Closing shall have occurred) and the right of holders of ETP Restricted Units or Converted ETP Restricted Unit Awards and other equity awards to receive the Merger Consideration to which they are entitled pursuant to this Agreement after the Closing (a claim by such holders with respect to which may not be made unless and until the Closing shall have occurred).

Section 8.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.8 Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties agree that in the event that ETE receives the ETP Termination Fee, ETE may not seek any award of specific performance under this Section 8.8.

Section 8.9 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or electronic transmission, or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to ETE, Merger Sub or ETE GP, to:

Energy Transfer Equity, L.P.

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Attn:     Tom Long

             Tom Mason

Email: tom.long@energytransfer.com

            tom.mason@energytransfer.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Fax No.: (713) 546-5401

Attn:     William N. Finnegan IV

             Debbie Yee

and to:

Potter Anderson & Corroon LLP

1313 N Market St.

Wilmington, Delaware 19801

Fax No.: 302.984.6078

Attn:     Mark A. Morton

             Thomas Mullen

If to ETP or ETP Managing GP, to:

Energy Transfer Partners, L.P.

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Attn: James M. Wright, Jr. General Counsel

Email: jim.wright@energytransfer.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Fax No.: (713) 615-5965

Attn:     Lande Spottswood

             Stephen M. Gill

and to:

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, DE 19801

Fax No.: (302) 651-7701

Attn:     Srinivas M. Raju

             Gregory W. Ladner

             Kenneth E. Jackman

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

(c) The parties acknowledge and agree that any breach or noncompliance with this Agreement by ETP Managing GP or ETP shall be disregarded and shall not be deemed a breach if such breach or noncompliance was caused by ETE or any of its Representatives acting on behalf of, or at the direction of, ETE.

Section 8.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any party hereto or any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 8.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

Section 8.13 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for purposes of this Agreement, ETP and its Subsidiaries shall not be considered Affiliates of ETE or any of ETE’s other Affiliates, nor shall any such persons be considered Affiliates of ETP or its Subsidiaries.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Benefit Plan” means (i) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) all other plans, programs, policies, agreements, understandings or other arrangements providing compensation or other benefits, including but not limited to, all cash or equity-based, employment, retention, consulting, change of control, incentive, bonus, deferred compensation, health, medical, dental, disability, accident, life insurance, cafeteria, vacation, holiday, severance, retirement, pension, savings, or termination plans, programs, policies, agreements, understandings or arrangements.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Class E Unitholders” mean the holders of the Class E Units.

“Class G Unitholders” mean the holders of the Class G Units.

“Class I Unitholders” mean the holders of the Class I Units.

“Class J Unitholders” mean the holders of the Class J Units.

“Class K Unitholders” mean the holders of the Class K Units.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Common Unit” means a “Common Unit” as defined in the ETP Partnership Agreement.

“Common Unitholders” mean the holders of the Common Units.

“DLLCA” mean the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“Environmental Permit” means all Permits required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person, would be deemed at the relevant time to be a single employer for purpose of Section 414(b), (c), (m) or (o) of the Code. When used with respect to ETP, the term “ERISA Affiliates” shall not include ETE or Merger Sub.

“ETE Benefit Plans” means all Benefit Plans that are sponsored, maintained, contributed to or required to be contributed to by ETE or any of its Affiliates, or under which ETE or any of its Affiliates has any obligation or liability, whether actual or contingent, in each case, for the benefit of current or former officers, employees, directors or consultants of ETE or its Subsidiaries.

“ETE Class A Unit” means a newly established class of common units representing limited partner interests in ETE to be issued to ETE GP at the Closing in accordance with the ETE LPA Amendment.

“ETE Common Unit” means a “Common Unit” as defined in the ETE Partnership Agreement.

“ETE GP Agreement” means the Amended & Restated Limited Liability Company Agreement of LE GP, LLC, dated as of May 7, 2007, as amended or supplemented from time to time.

“ETE GP Charter Documents” means, collectively, the certificate of formation of ETE GP, and the ETE GP Agreement, as amended or supplemented from time to time.

“ETE Limited Partner” means a “Limited Partner” as defined in the ETE Partnership Agreement.

“ETE Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated as of February 8, 2006, as amended or supplemented from time to time.

“ETE Partnership Interest” means “Partnership Interest” as defined in the ETE Partnership Agreement.

“ETE Risk Management Policy” means the Risk Management Policy of ETE as adopted by the ETE GP Board and in effect on the date of this Agreement; provided, that the Risk Management Policy may only be amended or modified after the date of this Agreement by the ETE GP Board or a committee thereof with the prior written consent of ETP.

“ETE Special Approval” means “Special Approval” as defined in the ETE Partnership Agreement.

“ETE Unaffiliated Unitholders” means holders of ETE Common Units excluding ETE GP and its Affiliates.

“ETE Unit Majority” means “Unit Majority” as defined in the ETE Partnership Agreement.

“ETE Unitholders” means the holders of ETE Common Units.

“ETP Alternative Proposal” means any inquiry, proposal or offer from, or indication of interest in seeking a proposal or offer by, any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than ETE, its Subsidiaries and their Affiliates, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), of assets of ETP and its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of ETP’s consolidated assets or to which 15% or more of ETP’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 15% or more of any class of equity securities of ETP, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of ETP or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving ETP or any of its Subsidiaries which is structured to permit any Person or “group” (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership of at least 15% of ETP’s consolidated assets, net income, net expenses, revenue or equity interests; in each case, other than the transactions contemplated hereby.

“ETP Changed Circumstance” means a material event, circumstance, effect, condition, change or development, in each case that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, known to or reasonably foreseeable by the ETP Managing GP Board and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by (or to be refrained from being taken by) ETP pursuant to this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an ETP Changed Circumstance: (i) any change in the price, or change in trading volume, of the Common Units or the fact that ETP meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the exception to this clause (i) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an ETP Changed Circumstance has occurred) or (ii) any matters generally affecting the industry in which ETP operates as a whole that have not had or would not reasonably be expected to have a disproportionate effect on ETP and/or its Subsidiaries.

“ETP Equity Plans” means any plans or arrangements of ETP providing for the grant of awards of Common Units or awards valued, in whole or in part, by reference to Common Units, or otherwise relating thereto, including but not limited to, the Second Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan, the Energy Transfer Partners, L.P. Amended and Restated 2011 Long-Term Incentive Plan and the Energy Transfer Partners, L.L.C. Long-Term Incentive Plan.

“ETP GP Charter Documents” means, collectively, the certificate of limited partnership of ETP GP, and the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners GP, L.P., as amended or supplemented from time to time.

“ETP Incentive Distribution Right” means “Incentive Distribution Right” as defined in the ETP Partnership Agreement.

“ETP Joint Ventures” means each entity listed on Section 8.13(a) of the ETP Disclosure Schedule and any other joint venture entity of ETP, if any, described on the ETP SEC Documents filed with the SEC on or after December 31, 2016 and prior to the date of this Agreement; provided, that with respect to any reference in this Agreement to ETP causing any ETP Joint Venture to take any action, such reference shall only require ETP to cause such ETP Joint Venture to take such action to the maximum extent permitted by the organizational documents and governance arrangements of such ETP Joint Venture and, to the extent applicable, its fiduciary duties in relation to such ETP Joint Venture.

“ETP Limited Partner” means a “Limited Partner” as defined in the ETP Partnership Agreement.

“ETP Limited Partner Interest” means a “Limited Partner Interest” as defined in the ETP Partnership Agreement.

“ETP Managing GP Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of Energy Transfer Partners, L.L.C. dated as of August 10, 2010, as amended or supplemented from time to time.

“ETP Managing GP Charter Documents” means, collectively, the certificate of formation of ETP Managing GP, and the ETP Managing GP Agreement, as amended or supplemented from time to time.

“ETP Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P., as amended or supplemented from time to time.

“ETP Partnership Interest” means an interest in ETP, which shall include the General Partner Interest (as defined in the ETP Partnership Agreement) and ETP Limited Partner Interests.

“ETP Risk Management Policy” means the Commodity Risk Management Policy of ETP as adopted by the ETP Managing GP Board and in effect on the date of this Agreement; provided, that the ETP Risk Management Policy may only be amended or modified after the date of this Agreement by the ETP Managing GP Board or a committee thereof with the prior written consent of ETE.

“ETP Special Approval” means “Special Approval” as defined in the ETP Partnership Agreement.

“ETP Superior Proposal” means a bona fide unsolicited written offer, obtained after the date of this Agreement and not in breach of Section 5.3 (other than an immaterial breach), to acquire, directly or indirectly, 80% or more of the outstanding equity securities of ETP or 80% or more of the assets of ETP and its Subsidiaries on a consolidated basis, made by a third party (other than ETE or any of its Affiliates), which is on terms and conditions which the ETP Managing GP Board determines in its good faith to be (i) reasonably capable of being consummated in accordance with its terms, taking into account legal, regulatory, financial, financing and timing aspects of the proposal, and (ii) if consummated, more favorable to the ETP Unitholders (in their capacity as ETP Unitholders) from a financial point of view than the transactions contemplated hereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been committed to by ETE in writing.

“ETP Unaffiliated Unitholders” means Common Unitholders excluding ETE and its Affiliates.

“ETP Unitholder” means the Common Unitholders, the Class E Unitholders, the Class G Unitholders, the Class I Unitholders, the Class J Unitholders and the Class K Unitholders and the Preferred Unitholders.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, tribal, foreign or multinational.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” (i) when used with respect to ETP, means the actual knowledge of those individuals listed on Section 8.13(b) of the ETP Disclosure Schedule and (ii) when used with respect to ETE, means the actual knowledge of those individuals listed on Section 8.13 of the ETE Disclosure Schedule.

“Lake Charles Interests” means, collectively, ETE’s (i) 100% limited liability company interest in Lake Charles LNG Company, LLC, a Delaware limited liability company, and (ii) 60% limited liability company interest in each of (A) Energy Transfer LNG Export, LLC, a Delaware limited liability company, (B) ET Crude Oil Terminals, LLC, a Delaware limited liability company, and (C) ETC Illinois LLC, a Delaware limited liability company.

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby, including the Merger, on or before the Outside Date; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement (including, for the avoidance of doubt, performance of the parties’ obligations under Section 5.4) (provided that the exception in this clause (ii) shall not be deemed to apply to references to “ETP Material Adverse Effect” or “ETE Material Adverse Effect” in Section 3.3(b) or Section 4.4, as applicable, and to the extent related thereto, Section 6.2(a) and Section 6.3(a)); (iii) any change in the market price or trading volume of the partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids or coal or other commodities and (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) the taking of any action required by this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate. Notwithstanding the foregoing, any state of affairs, changes, effects, events or occurrences (or the facts underlying such state of affairs, changes, effects, events or occurrences) to which ETE has Knowledge as of the date of this Agreement shall not constitute a Material Adverse Effect with respect to ETP and any state of affairs, changes, effects, events or occurrences to which ETP has Knowledge as of the date of this Agreement shall not constitute a Material Adverse Effect with respect to ETE.

“Merger Sub Charter Documents” means, collectively, the certificate of formation of Streamline Merger Sub, LLC, and the Limited Liability Company Agreement of Streamline Merger Sub, LLC, as amended or supplemented from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Outstanding Units” means “Outstanding Units” as defined in the ETP Partnership Agreement.

“parties” means ETE, ETP, Merger Sub, ETP Managing GP, and ETE GP.

“Permit” means franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Preferred Unitholders” mean the holders of the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units and Series D Preferred Units.

“Representatives” mean, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.

“SEC” means the Securities and Exchange Commission.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. When used with respect to ETP, the term “Subsidiary” shall include the ETP Joint Ventures. When used with respect to ETE, the term “Subsidiary” shall not include SUN, USAC, ETP or any of their respective Subsidiaries.

“SUN” means Sunoco LP, a Delaware limited partnership.

“SUN Common Units” means common units representing limited partner interests in SUN.

“SUN GP Interests” means the limited liability company interests in Sunoco GP LLC, a Delaware limited liability company and the general partner of SUN.

“SUN Incentive Distribution Rights” means an “Incentive Distribution Right” as defined in the SUN Partnership Agreement.

“SUN Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Susser Petroleum Partners LP, dated September 25, 2012, as amended or supplemented from time to time.

“Tax” or “Taxes” means any and all U.S. federal, state or local or non-U.S. or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection or with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Unit Majority” means a “Unit Majority” as defined in the ETP Partnership Agreement.

“USAC” means USA Compression Partners, LP, a Delaware limited partnership.

“USAC Common Units” means common units representing limited partner interests in USAC.

“USAC GP Interests” means the limited liability company interests in USA Compression GP, LLC, a Delaware limited liability company and the general partner of USAC.

“Willful Breach” means (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or intentional omission undertaken by the breaching party (or in the case of Section 5.3 with respect to ETP, the consequence of an act or omission of a Subsidiary of ETP, or of a Representative of ETP at the direction of ETP) with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement and (ii) the failure by any party to consummate the transactions contemplated hereby after all of the conditions set forth in Article VI have been satisfied or waived (by the party entitled to waive any such applicable conditions).

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ENERGY TRANSFER EQUITY, L.P.
By:	LE GP, LLC,
its general partner
By:	/s/ Thomas P. Mason
Name:	Thomas P. Mason
Title:	Executive Vice President and General Counsel
STREAMLINE MERGER SUB, LLC
By:	Energy Transfer Equity, L.P.,
its sole member
By:	LE GP, LLC,
its general partner
By:	/s/ Thomas P. Mason
Name:	Thomas P. Mason
Title:	Executive Vice President and General Counsel
LE GP, LLC
By:	/s/ Thomas P. Mason
Name:	Thomas P. Mason
Title:	Executive Vice President and General Counsel

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ENERGY TRANSFER PARTNERS, L.P.
By:	Energy Transfer Partners GP, L.P.,
its general partner
By:	Energy Transfer Partners, L.L.C.,
its general partner
By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer
ENERGY TRANSFER PARTNERS, L.L.C.
By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]